EXHIBIT (a)(1)


                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                             Comair Holdings, Inc.
                                       at
                              $23.50 Net per Share
                                       by
                               Kentucky Sub, Inc.
                    an indirect, wholly owned subsidiary of
                             Delta Air Lines, Inc.

-------------------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 19, 1999, UNLESS THE OFFER IS EXTENDED (SUCH
          DATE, AS EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE").
-------------------------------------------------------------------------------

     THE BOARD OF DIRECTORS OF COMAIR HOLDINGS, INC. ("COMAIR") HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, COMAIR AND THE HOLDERS OF SHARES (AS DEFINED HEREIN). THE COMAIR BOARD RECOMMENDS THAT COMAIR SHAREHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of the then issued and outstanding shares (the "Shares") of common stock, no par value, of Comair which, when taken together with Shares owned by Delta Air Lines, Inc. ("Delta") or its affiliates, represent at least two-thirds of the then issued and outstanding Shares on a fully diluted basis (the "Minimum Condition"). See "The Tender Offer--Certain Conditions of the Offer."

     Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered to the Board of Directors of Comair its written opinion as investment bankers that, as of the date of such opinion and based on and subject to the matters stated in such opinion, the consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to the holders of Shares (other than Delta and its affiliates). See "Special Factors--Opinion of Financial Advisor to the Comair Board" for further information concerning the opinion of Morgan Stanley.

                                   IMPORTANT

     Any shareholder who desires to tender all or any portion of such shareholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in such Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to such Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such facsimile) together with the certificate(s) ("Share Certificates") representing the tendered Shares and any other required documents to Harris Trust Company of New York (the "Depositary") (at the Depositary's address set forth on the back cover of this Offer to Purchase) or tender such shareholder's Shares pursuant to the procedure for book-entry transfer set forth in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares" or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such shareholder desires to tender such Shares.

     A shareholder who desires to tender such shareholder's Shares and whose Share Certificates are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth under the caption "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares."

     Questions or requests for assistance may be directed to Morrow & Co., Inc. (the "Information Agent") or Goldman, Sachs & Co. (sometimes referred to herein as the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or the Dealer Manager.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            -----------------------

                      The Dealer Manager for the Offer is:
                              Goldman, Sachs & Co.
October 22, 1999

                               TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
INTRODUCTION......................................................................................................1

SPECIAL FACTORS...................................................................................................3
     Background of the Offer......................................................................................3
     Recommendation of the Comair Board; Fairness of the Offer and the Merger.....................................7
     Opinion of Financial Advisor to the Comair Board.............................................................9
     Position of Delta, Kentucky Sub and Delta Holdings Regarding Fairness of the Offer and the Merger...........14
     Purpose and Structure of the Offer and the Merger; Reasons of Delta for the Offer and the Merger............15
     Plans for Comair After the Offer and the Merger.............................................................15
     Rights of Shareholders in the Offer and the Merger..........................................................16
     The Merger Agreement........................................................................................16
     The Confidentiality Agreement...............................................................................26
     Interests of Certain Persons in the Offer and the Merger....................................................26

THE TENDER OFFER.................................................................................................30
     Terms of the Offer..........................................................................................30
     Acceptance for Payment and Payment for Shares...............................................................31
     Procedures for Accepting the Offer and Tendering Shares.....................................................32
     Withdrawal Rights...........................................................................................34
     Certain United States Federal Income Tax Consequences.......................................................35
     Price Range of Shares; Dividends............................................................................36
     Certain Information Concerning Comair.......................................................................37
     Certain Information Concerning Delta, Delta Holdings and Kentucky Sub.......................................38
     Financing of the Offer and the Merger.......................................................................39
     Dividends and Distributions.................................................................................41
     Certain Effects of the Offer................................................................................41
     Certain Conditions of the Offer.............................................................................42
     Certain Legal Matters; Regulatory Approvals.................................................................45
     Fees and Expenses...........................................................................................48
     Miscellaneous...............................................................................................49

                                                     SCHEDULES

SCHEDULE I        -   Directors and Executive Officers of Comair
SCHEDULE II       -   Directors and Executive Officers of Delta, Delta Holdings and Kentucky Sub; Proposed
                      Directors and Executive Officers of the Surviving Company

To the Holders of Shares of Common Stock of
     Comair Holdings, Inc.:

                                  INTRODUCTION

     Kentucky Sub, Inc. ("Kentucky Sub"), a Kentucky corporation, hereby offers to purchase any and all issued and outstanding shares of common stock, no par value (the "Shares"), of Comair Holdings, Inc., a Kentucky corporation, (together with its subsidiaries, where applicable, "Comair") (other than Shares already owned by Delta Air Lines, Inc. ("Delta"), a Delaware corporation, and its subsidiaries) at a price of $23.50 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Kentucky Sub is a direct, wholly owned subsidiary of Delta Air Lines Holdings, Inc. ("Delta Holdings"), a Delaware corporation, and an indirect, wholly owned subsidiary of Delta.

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Kentucky Sub pursuant to the Offer. Delta or Kentucky Sub will pay all charges and expenses of the dealer manager, Goldman, Sachs & Co. (the "Dealer Manager" or "Goldman, Sachs"), the depositary, Harris Trust Company of New York (the "Depositary") and the information agent, Morrow & Co., Inc. (the "Information Agent"), incurred in connection with the Offer. See "The Tender Offer--Fees and Expenses."

     As of October 21, 1999, Delta beneficially owned 21,072,655 of the 95,526,431 outstanding Shares, representing approximately 22.06% of the Shares then outstanding.

     THE BOARD OF DIRECTORS OF COMAIR (THE "COMAIR BOARD") HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, COMAIR AND THE HOLDERS OF SHARES. THE COMAIR BOARD RECOMMENDS THAT COMAIR'S SHAREHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

     Morgan Stanley & Co. Incorporated ("Morgan Stanley") has delivered to the Comair Board its written opinion as investment bankers that, as of the date of such opinion and based on and subject to the matters stated in such opinion, the consideration to be received by holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Delta and its affiliates). See "Special Factors--Opinion of Financial Advisor to the Comair Board" for further information concerning the opinion of Morgan Stanley.

     Comair has been advised that all of its directors and executive officers intend to tender or cause the tender of all of their Shares pursuant to the Offer.

     Comair has filed with the Securities and Exchange Commission (the "Commission") a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders herewith.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of the then issued and outstanding Shares of Comair which, when taken together with Shares owned by Delta and its affiliates, represent at least two-thirds of the then issued and outstanding Shares on a fully diluted basis (the "Minimum Condition"). See "The Tender Offer--Certain Conditions of the Offer."

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of October 17, 1999 (the "Merger Agreement"), among Comair, Delta and Kentucky Sub. The Offer is not conditioned on obtaining financing. The

Merger Agreement provides that, among other things, as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction (or waiver, to the extent permissible under the Merger Agreement) of the other conditions set forth in the Merger Agreement, Kentucky Sub will, in accordance with the requirements of chapter 271B of the Kentucky Business Corporation Act (the "KBCA"), be merged with and into Comair (the "Merger"), with Comair continuing as the surviving corporation (the "Surviving Company"). At the effective time of the Merger (the "Effective Time"), subject to the terms and conditions of the Merger Agreement, each Share outstanding immediately prior to the Effective Time (other than Shares held in the treasury of Comair, Shares owned by Delta or its affiliates or Shares as to which dissenters' rights have been timely exercised) shall be converted into the right to receive the per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in "Special Factors--The Merger Agreement."

     The Merger is subject to the satisfaction or waiver of certain conditions, including, unless no longer required by the KBCA, the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of Comair. See "Special Factors--The Merger Agreement." The Merger is not conditioned on obtaining financing. Under the KBCA and Comair's Articles of Incorporation, the affirmative vote of two-thirds of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. If Delta, Kentucky Sub and Delta's other affiliates own two-thirds of the outstanding Shares as a result of the Offer or otherwise, Delta and Kentucky Sub would have sufficient voting power to and would approve the Merger without the affirmative vote of any other shareholder of Comair. Unless it is no longer required to do so under the KBCA, Comair has agreed to cause a meeting of its shareholders as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of the Merger and the Merger Agreement. Delta, Delta Holdings and Kentucky Sub have agreed to vote their Shares in favor of the Merger.

     No dissenters' rights are available in connection with the Offer; however, shareholders of Comair who have not tendered their Shares in the Offer will have dissenters' rights in connection with the Merger. Such dissenters' rights are described in "Special Factors--Rights of Shareholders in the Offer and the Merger."

     As of the close of business on October 21, 1999, there were outstanding 95,526,431 Shares and options to purchase an aggregate of 5,610,020 Shares at an average exercise price of $12.81 per Share (of which options to purchase an aggregate of 2,346,814 Shares were exercisable). In addition, Delta and its affiliates owned 21,072,655 of the outstanding Shares. Based upon the foregoing, Delta believes that the Minimum Condition will be satisfied if at least 42,611,632 Shares (other than Shares held by Delta or its affiliates) are validly tendered and not withdrawn prior to the Expiration Date (as defined herein) (assuming that no options on Shares are exercised prior to the Expiration Date).

     This Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

                                SPECIAL FACTORS

Background of the Offer

     Marketing and Code Sharing Arrangements Between Comair and Delta

     Comair has operated in Cincinnati since 1984 and in Orlando since 1987 as a "Delta Connection" carrier pursuant to a marketing agreement with Delta (the "Delta Connection Agreement"). The current Delta Connection Agreement was entered into on October 1, 1989 and expires on October 31, 1999. Delta and Comair currently intend to extend the Delta Connection Agreement on a month-to-month basis after it expires.

     Under the Delta Connection program, all Comair flights are promoted as part of the Delta route network in computer systems used by travel agents and in advertising and published timetables, and all Comair flights carry the Delta designator code. Comair flights are sold on Delta ticket stock, and all revenue from Comair ticket sales by travel agents are remitted to Delta. Delta handles Comair reservations calls. Customer payments for tickets purchased from agents or at Delta city ticket offices for Comair flights are remitted to Delta. Comair and Delta split revenues (less cost of sales) in accordance with a revenue proration arrangement. Under this arrangement, Comair is paid all revenue (less cost of sales) for tickets sold to passengers not connecting to a Delta-operated flight (i.e., local traffic). Revenue for passengers traveling on a ticket with an Comair flight connecting to a Delta-operated flight are prorated between Delta and Comair using a proration methodology that considers the mileage of the flight segments flown and the relative cost of the service provided, minus the cost of sales, with adjustments made for international tickets.

     As noted above, all Comair flights operate under the Delta code. These flights generated revenues for Comair of approximately $625 million and $726 million in Comair's fiscal years ended March 31, 1998 and 1999, respectively, representing substantially all of Comair's revenues for those periods. During Comair's fiscal year ended March 31, 1999, approximately 45% of Comair's passengers connected with or from Delta flights. Pursuant to separate arrangements, Comair leases reservation equipment and certain facilities from Delta, and Delta provides certain services to Comair including reservations and passenger and ground handling services. Expenses under these arrangements in Comair's fiscal years ended March 31, 1998 and 1999 were approximately $26.2 million and $30.4 million, respectively.

     Delta Ownership of Comair Shares; Stock Agreement

     On July 25, 1986, Delta purchased from Comair 1,850,000 Shares pursuant to a stock purchase agreement dated June 11, 1986 (the "Stock Agreement") between the two companies. Delta made this investment for the purposes of obtaining a significant equity interest in Comair, and to enhance Comair's continuing participation in the "Delta Connection" program. After giving effect to the issuance of these Shares, Delta's investment represented approximately 19.35% of the then outstanding number of Shares.

     On December 27, 1989, Delta assigned and transferred to Delta Holdings all of the Shares then owned by Delta.

     The Stock Agreement provides that, if Delta so requests, (i) Comair will take such action as may be necessary to cause the election to the Comair Board of one designee of Delta and reasonably acceptable to Comair and (ii) for as long as Delta owns at least 10% of the Shares, Comair will include at least one Delta designee reasonably acceptable to Comair on its slate of nominees for election as directors and will use its reasonable best efforts to assure that such individual is elected to the Comair Board (including, without limitation, by soliciting proxies in favor of such election). Since March 31, 1997, neither Delta nor any of its affiliates have nominated any designees to or had any representatives on the Comair Board. In addition, the Stock Agreement provides Delta certain registration rights for the Shares acquired by it pursuant to the Stock Agreement and certain preemptive rights with respect to future issuances of Shares or other voting securities of Comair.

     Pursuant to the Stock Agreement, Delta has agreed that, except under certain circumstances, neither it nor any entity controlled by it will acquire, without the written consent of Comair, ownership of more than 25% of the Shares

(the "Standstill Agreement"). Comair consented to the Offer and the Merger in the Merger Agreement. In addition, under the Stock Agreement, Delta has granted Comair a right of first refusal with respect to any voting securities of Comair that Delta may determine to sell, at any time Delta owns at least 5% of the outstanding Shares, in a private sale or in certain public offerings registered under the Securities Act.

     Other than as described above, neither Delta nor any of its subsidiaries has acquired or disposed of any Shares prior to the date hereof. As of October 21, 1999, Delta beneficially owned 21,072,655 of the 95,526,431 outstanding Shares, representing approximately 22.06% of the Shares then outstanding. The increase since 1986 in the number of Shares beneficially owned by Delta, and in its relative percentage ownership of Shares, is the result of stock splits and repurchases by Comair of Shares since that time.

     Recent Contacts, Negotiations and Transactions

     On December 18, 1998, representatives of Delta and Comair met to discuss various aspects of the relationship between Delta and Comair, and to exchange views as to the strategic direction of the regional commuter market and the Delta Connection program. This included an exploratory discussion of the concept of a transaction that would include certain operations of Delta, ASA Holdings, Inc. ("ASA") and Comair. Delta subsequently informed Comair that Delta was considering various alternatives with respect to its relationship with ASA and it did not at that time intend to pursue further discussions with Comair concerning such a concept. On February 16, 1999, Delta and ASA announced that they had entered into an Agreement and Plan of Merger. ASA became an indirect, wholly owned subsidiary of Delta on May 11, 1999.

     During the months of May, June and July 1999, representatives of Delta and Comair again had preliminary contacts concerning the possibility of exploring a transaction involving Comair and ASA. No substantive discussions concerning such a transaction occurred. On May 18 and July 20, 1999, at regularly scheduled meetings of Comair's Board of Directors, the Comair Board reviewed the status of the discussions with Delta regarding the upcoming October 31, 1999 expiration of the Delta Connection Agreement between Delta and Comair as well as various strategic alternatives and initiatives that could be considered in light of such expiration.

     On July 29, 1999, Leo Mullin, the President and Chief Executive Officer of Delta, and David R. Mueller, the Chairman and Chief Executive Officer of Comair, discussed the upcoming October 31, 1999 expiration of the Delta Connection Agreement. Mr. Mullin stated that Delta believed the existing commercial relationship undercompensated Delta and overcompensated Comair and was inconsistent with current market terms, including recent agreements between Delta and certain other Delta Connection carriers. Mr. Mullin identified as possible alternatives for addressing the expiration of the Delta Connection
Agreement: (i) renegotiation of the existing agreement, which might include a different type of commercial relationship pursuant to which Delta would purchase Comair's capacity (i.e. available seat miles) and would pay Comair a base rate equal to Comair's cost plus a specified percentage that would increase if Comair met certain performance incentives (an "ASM Buy") or (ii) if Comair thought it appropriate, an acquisition of Comair by Delta. Mr. Mullin added, however, that it was premature at that time to discuss an acquisition because Delta had not done the work necessary to decide whether this was a viable alternative. Mr. Mueller said that although discussion of an acquisition of Comair might be premature, he would discuss these matters with Comair's Board at their scheduled August 10, 1999, meeting.

     At such meeting on August 10, 1999, Comair's Board again discussed the various options that could be considered in light of the October 31, 1999, expiration of the Delta Connection Agreement, including a renegotiation of the Delta Connection Agreement, alternative acquisitions, code-sharing arrangements with other carriers, multiple connection agreements and an acquisition of Comair by Delta. Comair's Board directed management to begin to actively explore certain of these alternatives. Pursuant to this direction, Comair retained Morgan Stanley as its financial advisor in the consideration of these alternatives.

     On August 12, 1999, Mr. Mueller informed Mr. Mullin in a telephone conversation that Comair's Board thought that Comair should remain independent and that Comair was currently analyzing a range of alternatives and initiatives including renegotiation of the Delta Connection Agreement. Mr. Mueller asked Mr. Mullin to call him back and tell him how he wished to proceed.

     On August 17, 1999, Mr. Mullin telephoned Mr. Mueller and informed him that Delta's preferred approach for addressing the October 31, 1999, expiration of the Delta Connection Agreement was to reach agreement on the terms of a new commercial agreement between the parties and not to pursue an acquisition of Comair. Later that day, Warren Jenson, then the Chief Financial Officer of Delta, Edward West, the current Chief Financial Officer of Delta, and Brian LaBrecque of Delta met with a team from Comair headed by David Siebenburgen, President, Chief Operating Officer and a director of Comair. At this meeting, Delta's representatives outlined the broad terms of a proposal for a new marketing agreement. Delta's representatives stated that the new arrangements should be more comparable to current market terms as reflected in ASM Buy agreements recently entered into between Delta and certain other Delta Connection carriers. Comair's representatives said that they were willing to consider using Delta's proposed terms as the basis for discussions with respect to new operations, but proposed that the current economic arrangements stay in place for flights operating in Cincinnati. In telephone calls on August 23, 1999, and in a meeting held on August 24, 1999, representatives of Delta and Comair discussed Delta's proposed term sheet for an ASM Buy agreement.

     On August 18 and September 8, 1999, the Comair Board met with representatives of Morgan Stanley to discuss various strategic alternatives and initiatives, and to review the impact of such alternatives and initiatives on Comair and the value of the Shares.

     On August 27, 1999, Messrs. Mullin and Jenson met with Mr. Mueller and Peter Forster, an outside director of Comair. At this meeting, Comair's representatives expressed their concerns with Delta's proposed terms for a new commercial agreement and suggested alternative approaches for addressing the October 31, 1999, expiration of the Delta Connection Agreement, including the possibility of monetizing a portion of Delta's equity interest in Comair. Messrs. Mullin and Jenson asked Mr. Forster to provide them with a written outline of these proposals, but stated that the basis for any discussions had to be a market based commercial agreement.

     On September 17, 1999, Mr. Mullin, Frederick Reid, the Chief Marketing Officer of Delta, and Mr. West met with Messrs. Mueller, Forster and Siebenburgen. At that meeting Mr. Forster stated that while Comair's preferred approach was to continue its relationship with Delta, Comair was exploring certain other options, including arrangements with other airlines, in the event Delta and Comair could not agree on terms for a new commercial agreement. He then proposed four alternative approaches for continuing the Delta-Comair relationship: (i) maintaining the existing economic arrangements for Comair operations at Cincinnati and negotiating new arrangements based on current market terms for such arrangements for all other existing and new business,
(ii) using the same arrangements as described in clause (i) above but with Comair managing ASA's operations on behalf of Delta for a negotiated fee, (iii) Comair purchasing ASA from Delta and utilizing arrangements similar to those described in clause (i) above for Comair and ASA and (iv) Delta acquiring Comair. Mr. Mullin said that the alternative described in clause (i) was not consistent with existing market terms and that Delta was not interested in pursuing the alternatives involving ASA. As to the acquisition alternative, Mr. Mullin stated that, while Delta did not rule out the possibility of exploring whether an acquisition of Comair was viable, Delta's preference was to put in place a new commercial agreement with Comair and he believed the parties should focus their attention on attempting to negotiate such an agreement. Mr. Mullin also said these matters needed to be resolved in the next few weeks as Delta would not extend the Delta Connection Agreement after its October 31, 1999, expiration for any significant period of time.

     During the next week, representatives of Delta and Comair continued to discuss the possible terms of a new commercial agreement. On September 23, 1999, Mr. Siebenburgen and Mr. West had a telephone conversation in which Mr. Siebenburgen stated that Comair and Delta were still far apart on the economic terms of a new commercial agreement. Messrs. Siebenburgen and West agreed that Comair and Delta should continue their efforts to reach an agreement. The parties decided it would be appropriate for Delta's and Comair's respective advisors to begin to discuss how to proceed with respect to exploring the viability of an acquisition of Comair by Delta. Over the next few days, the legal and financial advisors of Comair and Delta held preliminary discussions on the scope of due diligence and the terms of a confidentiality agreement. No agreement was reached on these matters.

     In a letter dated September 24, 1999, Comair delivered its response to Delta's proposals concerning a new commercial agreement.

     On September 30, 1999, Messrs. Mueller and Mullin had a telephone conversation in which they discussed the status of the ongoing negotiations over the commercial agreement. In the course of this conversation, Mr. Mullin said that it was necessary for the parties to make substantial progress in resolving their commercial relationship over the next few weeks since Delta would require some time to implement alternative plans in the event no agreement between Delta and Comair was reached.

     During a discussion on September 30, 1999, between representatives of Goldman Sachs, the financial advisor to Delta, and Morgan Stanley, the Goldman Sachs representative stated that, although Delta had not determined whether to proceed with the acquisition alternative and was not in a position to make an acquisition proposal at that time, it was his view that, if the acquisition alternative were to be pursued, a per Share value for Comair in a range from "the very high teens to $20.00" might be appropriate, subject to performing the necessary work to validate such value.

     On October 1, 1999, the Comair Board met to discuss the status of the discussions with Delta regarding a possible acquisition of Comair by Delta, the upcoming October 31, 1999, expiration of the Delta Connection Agreement and various other strategic alternatives and initiatives, including the possibility of no ongoing relationship with Delta, entering into code-sharing arrangements with other carriers, entering into multiple connection agreements and entering into certain other commercial arrangements with other carriers. Representatives from Morgan Stanley gave a presentation regarding the valuation impact of various strategic alternatives and initiatives, and representatives of Shearman & Sterling, special counsel to Comair, discussed with the Comair Board the legal standards applicable to its consideration of these alternatives.

     On October 4, 1999, Morgan Stanley informed Goldman Sachs that Comair's Board had met and had discussed a number of alternatives available to Comair, and had instructed management and Morgan Stanley to actively explore certain alternatives and strategic initiatives that did not involve Delta. The Morgan Stanley representative also explained that the Comair Board had determined that there was no basis for Comair to proceed with an acquisition by Delta of Comair at that time but that Comair wished to continue to try to reach agreement on the terms of a new commercial agreement with Delta. On October 6, 1999, a representative of Morgan Stanley stated to Mr. West that the Comair Board was actively exploring alternatives other than the acquisition alternative but was interested in continuing negotiations with Delta on a new commercial agreement. In the course of that discussion, the Morgan Stanley representative indicated that, in his view, if Comair's Board were ever to seriously consider an acquisition, it would be at a price in excess of the potential valuations previously expressed by Goldman Sachs.

     On October 6, 1999, Delta sent a letter to Comair modifying in certain respects Delta's previously proposed terms for a new commercial agreement in an attempt to address certain of Comair's concerns. In this letter, Delta also expressed the need to resolve the negotiations on the commercial agreement before October 31, 1999 for operational and logistical reasons. On October 8, 1999, representatives of Delta and Comair met and discussed their respective positions on the commercial agreement negotiations.

     On October 12, 1999, representatives of Morgan Stanley and Goldman Sachs had a telephone conversation to discuss the parties' respective alternatives in light of the status of the commercial agreement negotiations. In the course of this discussion, the Goldman Sachs representative referred to the conversation between the Morgan Stanley representative and Mr. West on October 6, 1999, and indicated that, in his view, if an acquisition alternative were pursued, a per Share value that was near the midpoint of a $20-$25 range would be appropriate, subject to performing the necessary work to validate that value. The Morgan Stanley representative responded that he believed that the Comair Board was no longer engaged in exploring the feasibility of an acquisition, but that he would report the conversation to Comair's management.

     The following day, Mr. Mueller called Mr. Mullin to suggest that they meet to discuss whether an acquisition of Comair by Delta represented a viable and mutually satisfactory alternative. Mr. Mullin suggested that in order for Delta to assess the feasibility of an acquisition of Comair, due diligence investigations should begin prior to that meeting, and Mr. Mueller agreed. Delta, Comair and their respective representatives and advisors then had a number of discussions concerning the scope of due diligence and the terms of a confidentiality agreement between the parties. On the evening of October 13, 1999, Delta and Comair entered into the Confidentiality Agreement and Delta commenced due diligence the next morning. On the evening of October 15, 1999, the respective legal advisors of Delta and Comair held preliminary discussions concerning the terms of a draft merger agreement.

     On the morning of October 16, 1999, Messrs. Mueller and Forster met with Messrs. Mullin and West to determine whether an agreement could be reached concerning the acquisition of Comair by Delta. At that meeting, after lengthy negotiations, the parties agreed to recommend to their respective Boards of Directors a purchase price of $23.50 per Share in cash, subject to satisfactory completion of due diligence and reaching agreement on the terms of a merger agreement. At this meeting, the parties also discussed the possibility of Mr. Mueller entering into a consultancy arrangement with Delta and the role of Mr. Siebenburgen in Delta's organization in the event that Delta acquired Comair.

     At a meeting of the Comair Board held on the evening of October 16, 1999, Mr. Forster reviewed with the Comair Board the discussions with Messrs. Mullin and West earlier in the day, and management reviewed various alternative strategies and initiatives available to Comair, including an alternative business plan that contemplated no ongoing relationship with Delta, entering into code-sharing arrangements with certain other carriers, entering into multiple connection agreements and entering into certain other commercial arrangements. A representative of Shearman & Sterling reviewed with the directors the legal standards applicable to their deliberation and the terms of the draft Merger Agreement, and Morgan Stanley reviewed its financial analysis of the proposed transaction and expressed its oral opinion (subsequently confirmed in writing) that, as of that date and based on and subject to the matters discussed at the board meeting, the consideration to be received by Comair's shareholders pursuant to the draft Merger Agreement was fair, from a financial point of view, to such shareholders (other than Delta and its affiliates). The Comair Board unanimously approved the proposed transaction on the terms under consideration. On October 17, 1999, Morgan Stanley delivered its written opinion confirming its oral opinion.

     At a meeting held on the morning on October 17, 1999, Delta's Board of Directors heard presentations from Delta's management and legal advisors regarding the proposed transaction. Management reported that an acquisition of Comair would enable Delta to realize revenue gains from factors such as market growth, more efficient operations, integrated revenue management and better utilization of aircraft at both airlines. The Delta Board unanimously approved the proposed acquisition on the terms under consideration.

     The Merger Agreement was signed that evening and the transaction was announced on the morning of October 18, 1999.

Recommendation of the Comair Board; Fairness of the Offer and the Merger

     (a) Recommendation of the Board of Directors.

     AT A MEETING OF THE BOARD OF DIRECTORS ON OCTOBER 16, 1999, THE COMAIR BOARD UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, COMAIR AND THE HOLDERS OF SHARES. THE COMAIR BOARD RECOMMENDS THAT COMAIR'S SHAREHOLDERS ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

     (b) Reasons for the Recommendation of the Board of Directors.

     In approving the Merger Agreement and the transactions contemplated thereby, and recommending that holders of Shares accept the Offer and tender their Shares pursuant to the Offer, the Comair Board considered a number of factors, including, but not limited to, the following:

          (i) The familiarity of the Comair Board with the financial condition, results of operations, business and prospects of Comair (as reflected in Comair's historical and projected financial information), current economic and market conditions generally and in the airline industry specifically;

          (ii) That Comair's financial condition, results of operations, business and prospects are substantially affected or influenced by Comair's relationship with Delta and Comair's role as a Delta Connection carrier and that the Delta Connection Agreement terminates on October 31, 1999;

          (iii) That, based upon discussions between Delta and Comair's management as part of the negotiations for the renewal of the Delta Connection Agreement, management's conclusion that the terms of any such renewal would substantially reduce Comair's net income from the net income of Comair previously projected by management;

          (iv) That Delta had proposed other changes to its commercial relationship with Comair, the effect of which management could not readily quantify but which management believed could adversely affect further the future financial performance of Comair;

          (v) That the $23.50 per Share in cash to be paid in the Offer and Merger would represent a significant premium to the price at which the Shares would likely trade if the Delta Connection Agreement provisions that were under discussion became effective;

          (vi) A review by management of a range of alternative strategies that might be pursued in the event that the Delta Connection Agreement were not to be renewed, the possible values that might be achieved through those strategies, and the Comair Board's conclusion that these alternative strategies entail substantial risk and, in any event, that none of these alternative strategies are likely to result in greater value to Comair or its shareholders than the Offer and the Merger.

          (vii) The opinion of Comair's financial advisor, Morgan Stanley & Co. Incorporated ("Morgan Stanley"), that as of the date of such opinion, the $23.50 per Share to be offered to the shareholders of Comair pursuant to the Merger Agreement is fair from a financial point of view to such shareholders (other than Delta and its affiliates) (see "Special Factors--Opinion of the Financial Advisor to the Comair Board");

          (viii) The fact that the Merger Agreement provides for a first-step cash tender offer for all outstanding Shares thereby enabling shareholders who tender their Shares to receive promptly $23.50 per Share in cash, and that shareholders who do not tender their Shares will receive the same cash price in the subsequent merger;

          (ix) A review of other transactions that could be pursued as possible alternatives to the Offer and the Merger, the range of possible benefits and risks to the shareholders of such alternatives, the timing and likelihood of accomplishing any such alternatives, and the effect of Delta's ownership of approximately 22% of the Shares and commercial relationship with Comair on Comair's ability to pursue any of these alternatives;

          (x) The likelihood that the Offer and the Merger will be consummated, including the fact that the obligations of Delta and Kentucky Sub are not conditioned upon Kentucky Sub obtaining any financing; and

          (xi) The terms and conditions of the Offer, the Merger and the Merger Agreement, including the fact that the Merger Agreement does not preclude the Comair Board from considering other bids that the Comair Board has determined on the terms of such proposal, including the proposed consideration per Share, to be a Superior Proposal, and the Comair Board's right to terminate the Merger Agreement in order to enter into a Superior Proposal upon the payment of $50 million.

     The foregoing discussion of the information and factors considered and given weight by the Comair Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Offer and the Merger Agreement, the Comair Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the

Comair Board may have given different weights to different factors. In light of the nature of Comair's business, Comair did not deem net book value or liquidation value to be relevant indicators of the value of the Shares.

Opinion of Financial Advisor to the Comair Board

     Comair retained Morgan Stanley to act as its financial advisor in connection with the Offer and the Merger and related matters based upon Morgan Stanley's qualifications, expertise and reputation. On October 16, 1999, Morgan Stanley delivered its oral opinion to the Comair Board that, as of such date and based upon the procedures and subject to the assumptions and qualifications described to the Comair Board and later set forth in the written opinion of Morgan Stanley dated October 17, 1999, the consideration to be received by the holders of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than Delta and its affiliates).

     The full text of Morgan Stanley's written opinion dated as of October 17, 1999, which sets forth, among other things, assumptions made, matters considered, and scope and limitations on the review undertaken (the "Morgan Stanley Opinion"), is attached as Exhibit (b)(1) to the Schedule 13E-3 (as defined below) and is incorporated herein by reference. Holders of Shares are urged to, and should, read the Morgan Stanley Opinion carefully and in its entirety. The Morgan Stanley Opinion is directed to the Comair Board and addresses the fairness of the consideration, from a financial point of view, to the holders of Shares (other than Delta and its affiliates) pursuant to the Merger Agreement and it does not address any other aspect of the Merger nor does it constitute a recommendation as to whether or not holders of Shares should participate in the Offer. The summary of the Morgan Stanley Opinion set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, Morgan Stanley (i) reviewed certain publicly available financial statements and other information of Comair; (ii) reviewed certain internal financial statements and other financial and operating data concerning Comair prepared by the management of Comair; (iii) reviewed certain financial projections prepared by the management of Comair; (iv) discussed the past and current operations and financial condition and the prospects of Comair, including Comair's expected future relationship with Delta, with senior executives of Comair; (v) reviewed the reported prices and trading activity for the Shares; (vi) compared the financial performance of Comair and the prices and trading activity of the Shares with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) participated in discussions and negotiations among representatives of Comair and Delta and their financial and legal advisors;
(ix) reviewed the draft Merger Agreement and certain related documents; and (x) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of the Morgan Stanley Opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Comair. In addition, Morgan Stanley assumed that the Offer and the Merger would be consummated on the terms set forth in the Merger Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Comair, nor was Morgan Stanley furnished with any such appraisals. The Morgan Stanley Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the Morgan Stanley Opinion.

     In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party, nor did it have discussions with any party other than Delta with respect to the acquisition of Comair or any of its assets.

     Below is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the Comair Board on October 16, 1999, in connection with the preparation of the Morgan Stanley Opinion and with its oral presentation to the Comair Board on such date. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses of Morgan Stanley, the tables must be read together with the text of each summary. These tables alone do not constitute a complete description of Morgan Stanley's financial analysis. The current unaffected market price of the Shares was not an appropriate means of valuation because it did not reflect the impact of the Revised Projections and, consequently, Morgan Stanley based its analyses on the Revised Projections. The Revised Projections are set out in the Schedule 14D-9 being mailed to Comair shareholders herewith.

     Comparable Public Company Analysis

     As part of its analysis, Morgan Stanley compared certain financial information of Comair with corresponding publicly available information of a group of four publicly-traded regional airline companies that Morgan Stanley considered comparable in certain respects with Comair (the "Comparable Public Companies"), which group included: Mesa Air Group, Inc.; Atlantic Coast Airlines Holdings, Inc.; SkyWest, Inc.; and Mesaba Holdings, Inc.

     Morgan Stanley analyzed the profitability of the Revised Projections versus the profitability of Comparable Public Companies. The profitability measure used was operating income as a percent of sales.

                        Revised Projections Versus Profitability of Comparable Public Companies
                        -----------------------------------------------------------------------
                                               Comparable Companies vs.              Comparable Companies vs.
               Companies                      Comair Blended 2001 Margin            Comair Blended 2003 Margin
----------------------------------------      --------------------------            --------------------------
Comair Proposal.........................                25.5%                                 23.5%
Delta Current Proposal..................                14.2%                                 13.5%
Intermediate Proposal...................                15.4%                                 15.2%
Alternative Business Plan...............                12.6%                                 13.5%
Atlantic Coast Airlines
   Holdings, Inc........................                16.7%                                 16.7%
Mesa Air Group, Inc.....................                 8.7%                                  8.7%
Sky West, Inc...........................                17.0%                                 17.0%
Mesaba Holdings, Inc....................                10.2%                                 10.2%


     Morgan Stanley then analyzed the relative performance of Comair by comparing certain market trading statistics for Comair with those of the Comparable Public Companies. The market trading information used in ratios provided below is as of October 15, 1999. The market trading information used in the valuation analysis was (i) market price to estimated earnings per share for 1999, (ii) market price to estimated earnings per share for 2000, (iii) projected earnings growth and (iv) market price to estimated earnings per share for 2000 divided by projected earnings growth. Earnings per share and projected growth estimates for Comair and the Comparable Public Companies were based on median IBES estimates as of October 15, 1999. An analysis of the multiples for the Comparable Public Companies yielded the following:

                                                    1999               2000            Projected 5-Year       Price/Earnings
               Company                         Price/Earnings      Price/Earnings         EPS Growth              to Growth
-----------------------------------            --------------      --------------      ----------------       ---------------
Comair.............................                 12.1x              10.6x               17%                  0.62x
Atlantic Coast Airlines
   Holdings, Inc...................                 15.0x              10.4x               17%                  0.62x
Mesa Air Group, Inc................                  9.0x               7.1x               13%                  0.55x
Sky West, Inc......................                 10.7x               9.2x               17%                  0.54x
Mesaba Holdings, Inc...............                  7.1x               6.1x               18%                  0.34x


     Based on the foregoing analysis, Morgan Stanley applied multiples of 7x to 11x to 2000 estimated earnings of Comair based on the Revised Projections, and calculated ranges of implied equity share values as follows:

                                                 Trading Valuation
                                                 -----------------                 Equity Value
                                                                     ------------------------------------------
                                                  Multiple Range          Aggregate             Per Share
                                  2000E          ----------------    -------------------   --------------------
                               CY Earnings(1)     Low        High      Low         High      Low          High
                               ------------      ----       -----    --------  ---------   --------     -------
Comair Proposal................. $   1.69        7.0x       11.0x    $  1,163  $   1,827   $  11.81     $ 18.57
Intermediate Proposal........... $   0.89        7.0x       11.0x    $    605  $     951   $   6.20     $  9.75
Delta Current Proposal ......... $   0.71        7.0x       11.0x    $    488  $     767   $   4.96     $  7.80
Alternative Business Plan....... $   0.83        7.0x       11.0x    $    571  $     898   $   5.81     $  9.12
-------------------
(1)  Based on Management Projections.


     Discounted stock price analysis

     Morgan Stanley applied a range of earnings multiples based on the Comparable Public Companies analysis to projected year 2003 earnings for each of the Revised Projections, to imply a future stock price for Comair. The implied future stock price from this analysis was then discounted to its present value based on a range of discount rates representing the estimated cost of equity for Comair. As set forth in the chart below, such analysis, using a multiple range of 7x to 11x and a discount rate of 13% to 15%, yielded
(i) a per share equity value of $11.45 to $18.96 for the Comair Proposal, (ii) a per share equity value of $7.04 - $11.66 for the Adjusted Delta Proposal,
(iii) a per share equity value of $4.99 - $8.26 for the Delta Current Proposal, and (iv) a per share equity value of $6.71 - $11.11 for the Alternative Business Plan.

     No company utilized in the Comparable Public Companies analysis as a comparison is identical to Comair. In evaluating the Comparable Public Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Comair, such as the impact of competition on the business of Comair and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Comair or the industry or the financial markets in general. Mathematical analyses, such as determining the average or median, is not in itself a meaningful method of using Comparable Public Company data.

                                       Discounted Stock Price Analysis(2)
                                       ----------------------------------         Equity Value
                                                                     ------------------------------------------
                                                  Multiple Range          Aggregate             Per Share
                                  2000E          ----------------    -------------------   --------------------
                               CY Earnings(1)     Low        High      Low         High      Low          High
                               ------------      ----       -----    --------  ---------   --------     -------
Comair Proposal...................$  2.49        7.0x       11.0x    $ 1,127   $ 1,866     $ 11.45      $ 18.96
Intermediate Proposal.............$  1.53        7.0x       11.0x    $   693   $ 1,147     $  7.04      $ 11.66
$elta Current Proposal ...........$  1.08        7.0x       11.0x    $   491   $   813     $  4.99      $  8.26
Alternative Business Plan.........$  1.46        7.0x       11.0x    $   660   $ 1,093     $  6.71      $ 11.11
-------------------
(1)  Based on Management Projections.

(2)  Pro Forma 2003 share price discounted at 13.0% to 15.0%.
     Precedent Transaction Premiums Analysis

     Using publicly available information, Morgan Stanley performed an analysis of two precedent transactions in the regional air carrier business segments that Morgan Stanley deemed comparable to the Offer and the Merger. The two transactions were (acquiror/acquiree): American Airlines, Inc./Reno Air, Inc. and Mesa Air Group Inc./CCAir, Inc. Morgan Stanley calculated that the premium to unaffected stock price in the American Airlines, Inc./Reno Air, Inc. and Mesa Air Group Inc./CCAir, Inc. transactions was 51.9% and 24.4%, respectively, with a mean of 38.2% and a median of 38.2%. After combining the results of the above transactions with data from Securities Data Corporation indicating that the mean and medium premiums paid in certain "going private" transactions during the past five years was 37.4% and 31.8%, respectively, Morgan Stanley calculated a range of implied share values based on a range of premiums from 30% to 40% applied to the values derived from the Comparable Public Company analysis set forth above:

                                             Precedent Premiums Paid
                                             -----------------------                      Equity Value
                                                                            ------------------------------------------
                                                        Premium Range           Aggregate              Per Share
                                    Current             --------------      -------------------    -------------------
                                     Price(1)            Low      High        Low         High       Low        High
                               -------------------      -----     -----     --------   ---------   --------   --------
Comair Proposal............... $  11.81   $  18.57      30.0%     40.0%     $  1,511   $   2,558   $  15.36   $  25.99
Intermediate Proposal......... $   6.20   $   9.75      30.0%     40.0%     $    786   $   1,331   $   8.07   $  13.65
Delta Current Proposal ....... $   4.96   $   7.80      30.0%     40.0%     $    635   $   1,074   $   6.45   $  10.92
Alternative Business Plan..... $   5.81   $   9.12      30.0%     40.0%     $    743   $   1,257   $   7.55   $  12.77
-------------------
(1)  Implied trading valuation price.
     Precedent Transaction Multiples Analysis


     Using publicly available information, Morgan Stanley performed an analysis of the precedent acquisition of ASA by Delta. Applying the multiples of earnings paid in this transaction to the expected earnings in the Delta Current Proposal, the Adjusted Delta Proposal and analysts' expected earnings for Comair as compiled by IBES resulted in a range of values for Comair of $16.94 to $21.96.

     No transaction utilized in the precedent transactions analysis as a comparison is identical to the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Comair, such as the impact of competition on the business of Comair and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Comair or the industry or in the financial markets in general. Mathematical analyses, such as determining the average or median, is not in itself a meaningful method of using precedent transactions data.

     Discounted Cash Flow Analysis

     Morgan Stanley performed a discounted cash flow analysis of Comair for the fiscal years ended 2000 through 2004 based on the Revised Projections. Unlevered free cash flows of Comair were calculated as net income plus depreciation and amortization plus deferred taxes plus other non-cash expenses plus after-tax net interest expense less capital expenditures less investment in working capital. Morgan Stanley calculated terminal values by applying a range of multiples to operating income in fiscal 2004 from 6x to 8x, representing estimated current market trading multiples for regional airlines. The unlevered cash flow streams and terminal values were then discounted to the present using a range of discount rates from 11% to 13%, representing an estimated weighted average cost of capital range for Comair. The discounted values representing the aggregate values were then adjusted by adding cash and subtracting debt to arrive at implied equity values. Based on this analysis, Morgan Stanley calculated implied per share equity values for Comair of:

                                       Discounted Cash Flow Analysis(1)
                                       ----------------------------------         Equity Value
                                                                     ------------------------------------------
                                  WACC            Multiple Range          Aggregate             Per Share
                               -------------     ----------------    -------------------   --------------------
                               Low     High      Low        High      Low         High      Low          High
                               ------------      ----       -----    --------  ---------   --------     -------
Comair Proposal............... 11.0%   13.0%      6.0x      8.0x     $ 2,119   $  2,708    $  21.20     $  27.09
Intermediate Proposal......... 11.0%   13.0%      6.0x      8.0x     $ 1,465   $  1,860    $  14.66     $  18.61
Delta Current Proposal ....... 11.0%   13.0%      6.0x      8.0x     $ 1,004   $  1,259    $  10.04     $  12.60
Alternative Business Plan..... 11.0%   13.0%      6.0x      8.0x     $ 1,215   $  1,563    $  12.15     $  15.64
-------------------
(1) Based on discount rates of 11.0% to 13.0%.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all its analysis as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses or factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Comair.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Comair. The analyses performed by Morgan Stanley are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were performed solely as part of Morgan Stanley's analysis of whether the consideration to be received by the holders of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than Delta and its affiliates), and were conducted in connection with the delivery of the Morgan Stanley Opinion to the Comair Board. The analyses do not purport to be appraisals or to reflect the prices at which Comair might actually be sold.

     As described above, the Morgan Stanley Opinion provided to the Comair Board was one of a number of factors taken into consideration by Comair Board in making its determination to recommend adoption of the Merger Agreement and the transactions contemplated thereby. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Comair Board or the view of the management with respect to the value of Comair.

     The consideration to be received by the holders of Shares pursuant to the Merger Agreement was determined through negotiations between Comair and Delta and was approved by the entire Comair Board.

     The Comair Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of business and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. Morgan Stanley has advised Comair that, in the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities or senior loans of Comair and Delta for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short term position in such securities. In the past, Morgan Stanley has provided investment banking services to Delta unrelated to the Offer and Merger, for which services Morgan Stanley has received compensation. In December 1998, Morgan Stanley acted as agent in connection with a private placement of Delta notes for which Delta paid Morgan Stanley a fee not in excess of $200,000, and such fee was the only fee paid by Delta to Morgan Stanley in 1998. In July 1999, Morgan Stanley acted as one of two "joint bookrunners" for Delta's public offering of $537.5 million principal amount of 8 1/8% Notes due July 1, 2039. Also in July 1999, Morgan Stanley acted as solicitation agent for a consent solicitation by Delta in respect of certain privately held debt securities; Delta paid Morgan Stanley a fee of $500,000 for serving in this capacity. Morgan Stanley and its affiliates may maintain relationships with Comair and Delta in the future.

     Pursuant to a letter agreement between Comair and Morgan Stanley, dated September 23, 1999, Comair has agreed to pay Morgan Stanley: (A) if no Merger Agreement is entered into, an "Advisory Fee" calculated depending upon the amount of time spent on assignments, or (B) if the Offer is consummated, a "Transaction Fee" equal to $10,000,000 against which any Advisory Fee will be credited. The full amount of the Transaction Fee is to be paid by Comair when control of 50% or more of the Shares changes hands. In addition to any fees for professional services, Morgan Stanley will also be reimbursed for expenses incurred in connection with Morgan Stanley's representation of Comair. Comair has also agreed to indemnify Morgan Stanley and its affiliates against certain liabilities, including liabilities under the federal securities laws, related to, arising out of or in connection with the engagement of Morgan Stanley by Comair.

     The foregoing summary does not purport to be a complete description of the analyses performed by Morgan Stanley and is qualified by reference to the Morgan Stanley Opinion attached as Exhibit (b)(1) to the Schedule 13E-3 and attached as Schedule II to the Schedule 14D-9 being mailed to Comair shareholders herewith.

     Copies of the Morgan Stanley Opinion are available for inspection and copying at the principal executive offices of Comair during regular business hours by any shareholder of Comair, or a shareholder's representative who has been so designated in writing.

Position of Delta, Kentucky Sub and Delta Holdings Regarding Fairness of the Offer and the Merger

     Delta and Kentucky Sub believe that the consideration to be received by Comair's shareholders pursuant to the Offer and the Merger is fair to such shareholders. Delta and Kentucky Sub base their belief on the following facts:

          (i) the fact that the Comair Board concluded that the Offer and the Merger are fair to, and in the best interests of, Comair and Comair's shareholders (other than Delta and its affiliates);

          (ii) notwithstanding the fact that Morgan Stanley's opinion was addressed to the Comair Board and that neither Delta nor Kentucky Sub is entitled to rely on such opinion, the fact that the Comair Board received an opinion from Morgan Stanley that, as of the date of such opinion and based on and subject to certain matters stated in such opinion, the consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Delta and its affiliates);

          (iii) the long-term value and prospects of Comair given the fact that the existing marketing arrangements between Delta and Comair expire on October 31, 1999, and are hence subject to renegotiation. Delta believes that the terms of such existing marketing arrangements, undercompensate Delta and overcompensate Comair and are inconsistent with the current market environment, including the terms of recent agreements between Delta and certain other Delta Connection carriers;

          (iv) the fact that the Offer constitutes an approximately 31% premium over the closing market price of Comair's Shares on October 15, 1999, the business day immediately prior to the date on which the Offer was announced;

          (v) the fact that the same consideration will be paid in both the Offer and the Merger;

          (vi) the fact that the Offer and the Merger will each provide consideration to Comair's shareholders entirely in cash;

          (vii) the fact that, because of the current marketing alliance between Delta and Comair pursuant to the Delta Connection Agreement, Comair has a higher value to Delta than for any other potential bidder; and

          (viii) the terms and conditions of the Offer, the Merger and the Merger Agreement, including the fact that the Merger Agreement does not preclude the Comair Board from considering other bids that the Comair Board has determined, based on the terms of such proposal, including the proposed consideration per Share, to be a Superior Proposal (as defined below), and the Comair Board's right to terminate the Merger Agreement in order to enter into a Superior Proposal upon the payment of a $50 million termination fee.

Delta and Kentucky Sub did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching its conclusion as to fairness. In light of the nature of Comair's business, Delta and Kentucky Sub did not deem net book value or liquidation value to be relevant indicators of the value of the Shares.

Purpose and Structure of the Offer and the Merger; Reasons of Delta for the Offer and the Merger

     The purpose of the Offer and the Merger is for Delta to increase Delta's ownership of Comair from approximately 22.06% to 100%. Upon consummation of the Merger, Comair will become an indirect, wholly owned subsidiary of Delta. The acquisition of the Shares not owned by Delta and its affiliates has been structured as a cash tender offer followed by a cash merger so as to effect a prompt and orderly transfer of ownership of Comair from Comair's public shareholders to Delta and Kentucky Sub, and so as to provide such shareholders with cash for all of their Shares.

     Under the KBCA and Comair's Articles of Incorporation, the approval of the Comair Board and the affirmative vote of the holders of at least two-thirds of the issued and outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Comair Board has approved and adopted the Merger Agreement and the transactions contemplated thereby, and the only remaining required corporate action of Comair is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of at least two-thirds of the issued and outstanding Shares. Unless it is no longer required to do so under the KBCA, Comair has agreed to cause a meeting of its shareholders as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of the Merger and the Merger Agreement. If Delta and its affiliates own at least two-thirds of the outstanding Shares as a result of the Offer or otherwise, Delta would have sufficient voting power to and would approve the Merger without the affirmative vote of any other shareholder of Comair. Delta Holdings and Kentucky Sub have agreed to vote their Shares in favor of the Merger.

     Delta has decided to acquire Comair at this time (1) to improve customer service by more closely integrating Comair's operations into Delta's national Delta Connection carrier network and linking local markets with Delta's domestic and international route systems; (2) to enhance Delta's competitive position with respect to regional jets; (3) to support the growth of Delta's mainline flying by bringing more customers into Delta hubs and permitting Delta jets to be used more effectively in Delta's network; and (4) to strengthen Delta's financial performance. Delta believes the acquisition will generate revenue benefits from more efficient operations, market growth, integrated revenue management and better utilization of aircraft at both airlines.

Plans for Comair After the Offer and the Merger

     Pursuant to the Merger Agreement, upon completion of the Offer, Delta and Kentucky Sub intend to effect the Merger in accordance with the terms of the Merger Agreement. See "Special Factors--The Merger Agreement."

     The Merger Agreement provides that, effective upon the consummation of the Offer, Delta will be entitled to designate a number of directors (rounded up to the next whole number) to the Comair Board in proportion to the percentage of the total number of outstanding Shares of Comair owned by Delta and its affiliates. It also provides that Comair shall use its reasonable best efforts to cause at least two persons who are not officers or employees of Comair or affiliated or associated with Delta or Kentucky Sub to be members of the Comair Board until such time as the Merger is consummated.

     After the Merger, it is expected that David A. Siebenburgen, who is currently President and Chief Operating Officer of Comair, will lead the Delta Connection network with responsibility for Comair and ASA operations. Delta plans that Comair and ASA will operate separately.

     Except as otherwise described in this Offer to Purchase and except for the transactions contemplated by the Merger Agreement, Delta has no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Comair or any of its subsidiaries; (b) a sale or transfer of a material amount of assets of Comair or any of its subsidiaries; (c) any change in the management of Comair or any change in any material term of the employment contract of any executive officer; or (d) any other material change in Comair's corporate structure or business.

     Nevertheless, Delta may initiate a review of Comair and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the

Merger in order best to organize and coordinate the activities of Comair and Delta. Furthermore, in connection with its ongoing review of its long term strategy with respect to the utilization of regional jets in Delta's route network, Delta may, in the future, consider transactions such as the disposition or acquisition of material assets, alliances, joint ventures, other forms of co-operation with third parties or other extraordinary transactions affecting Comair or its operations.

Rights of Shareholders in the Offer and the Merger

     Dissenter's rights are not available in connection with the Offer. However, if the Merger is consummated, shareholders of Comair may have certain rights under Kentucky law to dissent and demand payment in cash of the fair value of their Shares. If the statutory procedures for asserting dissenters' rights, which would be provided to all shareholders entitled to assert such rights, were complied with, such rights could lead to a judicial determination of the fair value (excluding any appreciation or depreciation in anticipation of the Merger unless exclusion would be inequitable) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the consideration received in the Offer or the market value of the Shares, including net asset values and the investment or earnings value of the Shares. The value so determined could be more than, the same as, or less than the consideration received per Share pursuant to the Offer or the consideration per Share to be received in the Merger. Under Kentucky law, the right to dissent and demand payment for the fair value of their shares is the remedy ordinarily available to minority shareholders in a cash-out merger. However, a damages remedy may be available if the Merger involved illegality or fraud.

     The foregoing summary of the rights of shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters' rights. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the KBCA, which appear as Exhibit (e) to the Schedule 13E-3, and which are incorporated herein by reference thereto. Failure to follow the procedures set forth in such provisions may result in a loss of such rights.

     The foregoing description of certain provisions of the KBCA is not necessarily complete and is qualified in its entirety by reference to the KBCA.

The Merger Agreement

     The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to Delta's Amendment No. 3 to
Schedule 13D filed with the Commission on October 18, 1999. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference thereto.
Shareholders are urged to read the Merger Agreement in its entirety.

     The Offer

     The Merger Agreement provides for the commencement of the Offer as promptly as practicable after October 17, 1999, but in no event later than October 22, 1999. The Merger Agreement also provides that the obligation of Kentucky Sub to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition and certain other conditions that are described in "The Tender Offer--Certain Conditions of the Offer." Pursuant to the Merger Agreement, Kentucky Sub generally has the right to waive any condition to the Offer and to make any change in the terms or conditions of the Offer. However, Kentucky Sub may not waive the Minimum Condition without the prior written consent of Comair and may not make any change in the Offer which changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer, imposes conditions to the Offer in addition to those set forth in "The Tender Offer--Certain Conditions of the Offer," amends the terms or conditions of the Offer in a manner adverse to Comair or to the holders of Shares or, except as provided in the next sentence, extends the Offer. However, Kentucky Sub may, without the consent of Comair, (i) extend the Offer beyond the scheduled expiration date (the initial scheduled expiration date is November 19, 1999) if on any scheduled expiration date of the Offer any conditions to the Offer shall not have been satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission or any period required by applicable law. Furthermore, for so long as the Merger Agreement is in effect and the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has not expired, Kentucky Sub will extend the Offer from time to time for a period or successive periods not to exceed ten business days each after the previously scheduled expiration date of the Offer.

     The Merger Agreement also provides that, effective upon the acceptance for payment by Kentucky Sub of any Shares pursuant to the Offer, Delta will be entitled to designate the number of directors, rounded up to the next whole number, on the Comair Board that equals the product of (i) the total number of directors on the Comair Board (giving effect to the election of any additional directors pursuant to this provision), multiplied by (ii) the percentage that the number of Shares beneficially owned by Delta (including Shares accepted for payment) bears to the total number of Shares outstanding. In furtherance thereof, Comair will take all action necessary to cause Delta's designees to be elected or appointed to the Comair Board, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, Comair will also use its best efforts to cause individuals designated by Delta to constitute the same percentage as such individuals represent on the Comair Board of (i) each committee of the Board and (ii) each board of directors (and committee thereof) of each subsidiary of Comair. Notwithstanding the foregoing, until the Effective Time, Comair will use its reasonable best efforts to cause at least two persons who are not officers or employees of Comair or affiliated or associated with Delta or Kentucky Sub (the "Independent Directors") to be members of the Comair Board.

     The Merger

     The Merger Agreement provides that as promptly as practicable after all conditions to the Merger set forth therein have been satisfied or, to the extent permitted thereunder, waived, Kentucky Sub will be merged with and into Comair in accordance with the KBCA. As a result of the Merger, the separate existence of Kentucky Sub will cease and Comair will continue as the Surviving Company. At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than Shares held in the treasury of Comair, Shares owned by Delta and its affiliates or Shares as to which dissenters' rights have been exercised) will be converted into the right to receive the Merger Consideration.

     Stock Options

     At the Effective Time, each option to purchase Shares outstanding under
(x) the 1990 Stock Option Plan, (y) the 1992 Directors' Stock Option Plan and
(z) the 1998 Stock Option Plan of Comair that is vested and exercisable (including any option that becomes vested and exercisable by its terms as a result of the transactions contemplated in the Merger Agreement) shall be canceled, and Delta shall pay each such holder in cash at or promptly after the Effective Time for each such option an amount in cash determined by multiplying
(i) the excess, if any, of the amount of the Merger Consideration over the applicable per Share exercise price of such option by (ii) the number of Shares to which such option relates.

     Representations and Warranties

     The Merger Agreement contains various customary representations and warranties of the parties thereto, including, without limitation, representations (i) by Comair, Delta and Kentucky Sub as to their respective corporate status, the authorization and the enforceability of the Merger Agreement against each such party, the information to be provided by each such party for inclusion in Commission filings related to the Offer and the Merger, finders' fees and noncontravention and (ii) by Comair as to its capitalization, its subsidiaries, the accuracy of its financial statements and filings with the Commission, compliance with laws, the absence of undisclosed material liabilities, the absence of certain changes or events concerning Comair's business from March 31, 1999, the absence of material litigation, certain tax matters, certain employee benefit and pension plan matters, certain environmental matters, assets, certain labor matters, insurance, the inapplicability of Kentucky anti-takeover statutes, year 2000 readiness and the identification of and absence of material adverse changes with respect to its material contracts. The representations and warranties contained in the Merger Agreement will not survive the Effective Time.

     Covenants

     The Merger Agreement contains various customary covenants of the parties thereto. A description of certain of these covenants follows:

          Conduct of Business. Pursuant to the Merger Agreement, Comair has agreed that, from October 17, 1999 until the Effective Time, Comair and its subsidiaries will:

               (i) conduct their businesses as in the ordinary course consistent with past practice and will use reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees;

               (ii) use all reasonable efforts to keep all material property and equipment useful and necessary in its business in good working order and condition;

               (iii) continue, in respect of all aircraft, engines and spare parts intended for use in its operations, its maintenance programs consistent with past practice (except as may be required by applicable law), including using reasonable best efforts to keep all such aircraft in such condition as may be necessary to enable the airworthiness certification of such aircraft under the Federal Aviation Act to be maintained in good standing at all times; and

               (iv) maintain their existing insurance coverage of all types (including but not limited to policies covering aviation, hull, spaces, liability, war risk and property damage) in effect or procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies.

          Without limiting the generality of the foregoing, from October 17, 1999 until the Effective Time, Comair will not, and will cause its subsidiaries not to:

               (i) adopt or propose any change in their respective organizational documents (including its charter or bylaws);

               (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material subsidiary or a material amount of assets or securities (other than trade-ins or exchanges of Embraer aircraft in connection with the acquisition of Canadair Regional Jet aircraft as permitted under paragraph (xi) in the ordinary course of business consistent with practice);

               (iii) other than in the ordinary course of business consistent with past practice, make, in one or a series of related transactions, any investment, whether by purchase of stock or securities, contributions to capital (other than contributions to capital of a wholly-owned subsidiary) or any property transfer, or purchase for an amount in excess of $250,000 in the aggregate, any property or assets of any other person; provided that notwithstanding the foregoing, Comair shall be permitted in the ordinary course of business to engage in cash management by investing in cash equivalents or otherwise in a manner consistent with the Comair Investment Company Investment Guidelines as disclosed to Delta in writing.

               (iv) (A) sell, trade, slide, lease, waive, release, grant or transfer any routes or slots to which Comair had a right on October 17, 1999; provided that Comair or any of its subsidiaries may engage in trades or slides of slots to another carrier in the ordinary course of business consistent with past practice so long as any substitute slot obtained in connection with such trade or slide shall be as similar to the traded slot as possible, including but not limited to, being within the same slot control period and having an equal or better Federal Aviation Administration withdrawal priority number; (B) use any slot at New York LaGuardia Airport ("LGA") or Washington, D.C. Reagan National Airport ("DCA") for the provision of essential air service as that term is defined in the Federal Aviation Act; or (C) fail to use any LGA or DCA slot in accordance with

          Section 93.227 of the Federal Aviation Regulations, Part 93, Subpart S, as amended, or any successor provision or regulation;

               (v) license (as licensor), dispose of, assign, transfer or encumber any material intellectual property;

               (vi) except to refund or refinance commercial paper, incur, assume or prepay an amount of long-term or short-term debt (including leases, financings, general airport revenue bonds, special revenue bonds and special facility bonds) in excess of $5,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice in order to obtain financing in respect of the acquisition of aircraft and engine equipment pursuant to existing lease agreements or arrangements that have been provided to Delta (including, without limitation, the exercise of existing options);

               (vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (as defined below) (other than a wholly-owned subsidiary) which are in excess of $250,000 in the aggregate;

               (viii) make any loans to any other Person or Persons (other than a wholly-owned subsidiary);

               (ix) authorize any new capital expenditures which individually are in excess of $500,000 or in the aggregate are in excess of $10,000,000, in either case other than (A) ordinary course capital expenditures in connection with (1) engine overhauls, (2) increases in inventory in connection with additions to Comair's regional jet fleet and (3) acquisitions of equity interests in regional jet aircraft pursuant to sale-leaseback transactions on terms consistent with past practice and (B) as otherwise expressly permitted by paragraphs (x) or (xi) below;

               (x) without Delta's written consent, acquire, design, construct, lease or otherwise contract for or assume any obligation with respect to current, new or expansion real property, facilities or improvement other than (A) those that could not reasonably be expected to have capital costs in excess of $100,000 individually or $500,000 in the aggregate and could not reasonably be expected to have annual rental and maintenance costs in excess of $100,000 individually or $500,000 in the aggregate; (B) the construction of new headquarters and maintenance facilities near the Greater Cincinnati/Northern Kentucky International Airport as described to Delta in writing; and (C) the Phase I improvements to Comair's passenger facilities at the Greater Cincinnati/Northern Kentucky International Airport as described to Delta in writing; provided that representatives of Delta and Comair will meet as soon as practicable after October 17, 1999 (1) to review the status of all projects covered by clauses (x)(A) through (C) above (without giving effect to certain matters disclosed to Delta in writing) that are at such time being implemented and (2) to consider whether alterations to, or the termination of, such projects or any commitments related thereto are appropriate, taking into account Comair's operational needs and contractual obligations;

               (xi) (A) acquire or lease (other than lease financings expressly permitted under paragraph (vi) above) any aircraft other than pursuant to contracts or agreements in effect as of October 17, 1999;
          (B) exercise any options to acquire or lease any aircraft under contracts and agreements in effect as of October 17, 1999; (C) enter into, or commit to enter into, any new agreement or arrangement with respect to the acquisition or lease of aircraft; (D) agree or commit to accelerate the delivery of, or agree to materially delay or defer the delivery of, aircraft for which contracts or commitments exist, or exercise any right of substitution of different aircraft models under any contract or arrangement; or (E) operate any aircraft configured with an excess of 70 passenger seats; provided that Comair shall take all reasonable steps to keep Delta informed regarding the status of all acquisitions or leases of aircraft;

               (xii) split, combine or reclassify any shares of their respective shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of their respective shares of capital stock other than (A) cash dividends and distributions by a wholly owned subsidiary of Comair to Comair or to another wholly owned subsidiary of Comair, (B) a regular quarterly dividend not in excess of $0.03 per Share, declared no earlier than January 1, 2000 and only in the event that Delta has not purchased Shares pursuant to the Offer by such time, or (C) a dividend of or rights to purchase shares of capital stock of Comair pursuant to a stockholders rights plan which, by its terms, shall not apply to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its subsidiaries;

               (xiii) enter into, terminate, cancel, or agree to any material change in, any material license, lease, contract or agreement, including without limitation any marketing, code sharing or other similar agreement with any airline other than Delta;

               (xiv) enter into any agreement or arrangement that limits or otherwise restricts Comair or any of its affiliates or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Company, any subsidiary thereof or any of their affiliates, from engaging or competing in any line of business or in any location, which agreement or arrangement would be material to the business of Comair or the business of Delta and Delta's subsidiaries (assuming the Merger had taken place), in either case taken as a whole;

               (xv) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment consulting, transaction bonus, change in control or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any current or former director, officer, employee or consultant or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate (excluding increases arising pursuant to any collective bargaining agreements covering employees of Comair as of October 17, 1999) do not result in a material increase in benefits or compensation expense to Comair) increase in any manner the compensation or fringe benefits of any current or former director, officer, employee or consultant or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

               (xvi) other than as required by U.S. generally accepted accounting principles, revalue in any material respect any of their assets, including, without limitation, writing down the value of inventory in any material manner or write-off notes or accounts receivable in any material manner;

               (xvii) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated balance sheet of Comair as of March 31, 1999 (and the notes thereto) or incurred in the ordinary course of business, consistent with past practices;

               (xviii) make any federal or material state tax election or settle or compromise any material income tax liability controversy;

               (xix) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures or except as required by U.S. generally accepted accounting principles or Regulation S-X under the Exchange Act;

               (xx) other than entering into side letters in respect of issues under existing contracts or agreements with unions representing employees of Comair or its subsidiaries in the ordinary course of business consistent with past practice and not relating to pay, benefits, scope of work, successorship, change of control, merger, job protection and seniority integration, enter into or amend, or agree to enter into or amend (in each case without the prior written consent of Delta), any contract, agreement, or memorandum of understanding with any unions representing employees of Comair or its subsidiaries; it being understood and agreed that the Comair shall take all reasonable steps to keep Delta informed regarding all material developments with respect to the progress of any negotiations between Comair and its subsidiaries and any such unions; provided, however that nothing in the Merger Agreement shall prevent Comair from bargaining in good faith with its unions, provided that any proposed agreements are subject to Delta's written consent in order to become binding on Comair or its subsidiaries; or

               (xxi) agree or commit to do any of the foregoing.

     Shareholder Meeting. Unless a shareholder vote is not required under the KBCA, Comair will cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable following the consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the transactions contemplated thereby. In connection with such meeting, Comair (i) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable Comair's proxy statement and all other proxy materials for such meeting, (ii) will use its reasonable best efforts to obtain the necessary approvals by its shareholders of the Merger Agreement and the transactions contemplated hereby (subject to fiduciary duties under applicable law) and (iii) will otherwise comply with all legal requirements applicable to such meeting.

     Except as expressly permitted by this paragraph, neither Comair's Board nor any committee thereof shall or shall resolve to (i) not recommend, or withdraw its approval or recommendation of, the Offer, the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement, (ii) modify or qualify such approval or recommendation in a manner adverse to Delta or Kentucky Sub, (iii) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Proposal (as defined below) or (iv) cause Comair to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to an Acquisition Proposal (or publicly propose to do any of the foregoing). Notwithstanding the foregoing, in the event that, prior to the acceptance of Shares Comair's Board determines in good faith, after it has received a Superior Proposal and after receipt of advice from outside counsel that it must take such action to comply with its fiduciary duties to Comair's shareholders under applicable law, then Comair's Board may (subject to this and the following sentences) inform Comair's shareholders that it no longer believes that the transactions contemplated by the Merger Agreement are advisable and no longer recommends approval of the Merger Agreement and the transactions contemplated by the Merger Agreement (a "Subsequent Determination"), but only (i) at a time that is after the fifth business day following Delta's receipt of written notice advising Delta that Comair's Board has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination; (ii) if Delta does not, within such five business days following receipt of such notice, offer to make adjustments in the terms and conditions of the Merger Agreement that Comair's Board by majority vote determines in its good faith judgment (based upon the written advice of a financial advisor of nationally recognized reputation) to be as favorable to Comair's shareholders as such Superior Proposal; and (iii) if Comair has complied with the terms set forth under "--Other Offers." Comair shall not be permitted to make a Subsequent Determination or enter into any agreement with respect to a Superior Proposal unless and until the Merger Agreement is terminated as described under "--Termination" below and the fee payable as set forth under "--Certain Fees and Expenses" is paid to Delta.

     Other Offers. From and after October 17, 1999, Comair shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another Person:

          (i) solicit, initiate or encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any Acquisition Proposal; or

          (ii) participate in any negotiation or discussion regarding any Acquisition Proposal;

provided, however, that if at any time prior to the Effective Time Comair's Board determines in good faith, after receipt of advice from outside counsel, that it must provide such information or participate in such negotiations or discussions to comply with its fiduciary duties to Comair shareholders under applicable law,

Comair's Board may, in response to a proposal that it has determined based on the terms of such proposal, including the proposed consideration per Share, could reasonably be expected to result in a Superior Proposal and that was not solicited by it and that did not otherwise result from a breach of the covenants described under "--Other Offers", and subject to Comair giving Delta at least two business days written notice of its intention to do so, (x) furnish information with respect to Comair to any Person pursuant to a customary confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement, provided that a copy of all such information is delivered simultaneously to Delta, and (y) engage in negotiations regarding such proposal.

     Comair shall promptly notify Delta orally and in writing of any request for information or of any proposal in connection with an Acquisition Proposal, the material terms and conditions of such request or proposal (including a copy thereof, if in writing, and all other documentation and any related correspondence) and the identity of the Person making such request or proposal. Comair will keep Delta reasonably informed of the status and details (including amendments or proposed amendments) of such request or proposal on a current basis. Comair will immediately cease and terminate any existing solicitation, initiation, encouragement activity, discussion or negotiation with any Persons conducted heretofore by it or its representatives with respect to the foregoing.

     Comair agrees not to release any Person (other than Delta and its affiliates) from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreement to which it is a party and which is related to, or which could affect, an Acquisition Proposal and agrees that Delta shall be entitled to enforce Comair's rights and remedies under and in connection with such agreements (other than any standstill agreement or similar agreement that is included in any confidentiality agreement referred to in clause (x) of the proviso above set forth under "--Other Offers.")

     "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

      "Acquisition Proposal" means a proposal or intended proposal regarding any of (i) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than Delta and its subsidiaries acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than twenty percent (20%) of the outstanding Shares of Comair, whether from Comair or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of, or business combination with, Comair or any of its subsidiaries, by a merger or other business combination involving a third party (whether or not Comair or any of its subsidiaries is the entity surviving any such merger or business combination) or (iii) any other transaction pursuant to which any third party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of any subsidiary of Comair) of Comair or any of its subsidiaries for consideration equal to twenty percent (20%) or more of the fair market value of all of the outstanding Shares on October 17, 1999.

     "Superior Proposal" means any bona fide proposal (or its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Proposal for a merger or the acquisition of at least a majority of the outstanding Shares which Comair's Board determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to Comair's shareholders than the transactions contemplated by the Merger Agreement, taking into account all relevant factors (including whether, in the good faith judgment of Comair's Board, after obtaining the advice of a financial advisor of nationally recognized reputation, the third party is reasonably able to finance the transaction and whether such Acquisition Proposal is reasonably likely to be completed) and any proposed changes to the Merger Agreement that may be proposed by Delta in response to such Acquisition Proposal.

     Indemnification of Comair Directors and Officers. For six years after the Effective Time (and to the extent Delta has been notified in writing that a third party has made a claim that is the subject of indemnification hereunder before the expiration of such period, for so long thereafter as such claim is not finally adjudicated, settled, time-barred or otherwise subject to an applicable statute of limitations), Delta will cause the Surviving Company to indemnify and hold harmless the present and former officers and directors of Comair in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Articles of Incorporation and Bylaws of Comair in effect on October 17, 1999 and previously provided to Delta; provided that such indemnification and such obligation shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, Delta will cause the Surviving Company to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by Comair's officers' and directors' liability insurance policies on terms with respect to coverage and amount no less favorable than the aggregate coverage and amounts of such policies in effect on October 17, 1999; provided that in satisfying its obligation under this paragraph, Delta shall not be obligated to cause the Surviving Company to pay premiums in excess of 150% of the amount per annum Comair paid in the fiscal year ended March 31, 1999, which amount has been disclosed to Delta in writing. Delta guarantees irrevocably and unconditionally the obligations of the Surviving Company under this paragraph.

     Employee Benefits. During the period commencing on the Effective Time and ending on the second anniversary thereof, Delta shall provide or cause to be provided to employees of Comair and its subsidiaries salary and benefits no less favorable, in the aggregate, to the salary and benefits provided such employees immediately prior to the Effective Time (disregarding for this purpose any stock options or other equity-based compensation provided such employees prior to the Effective Time).

     Reasonable Best Efforts. Subject to the terms and conditions of the Merger Agreement, each party to the Merger Agreement will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement; provided that nothing in the Merger Agreement shall oblige Delta or Comair or any of their respective affiliates to agree to dispose of, agree to cease operating or agree to hold separate any business, properties or assets which are material to the business or operations of Comair or of Delta and their respective subsidiaries, as such businesses or operations are currently conducted.

     Public Announcements. Delta and Comair will consult with each other before issuing any press release or making any public statement with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement.

     Conditions of the Offer

     See "The Tender Offer--Certain Conditions of the Offer."

     Conditions to the Merger

     The Merger Agreement provides that the obligations of Comair, Delta and Kentucky Sub to consummate the Merger are subject to the satisfaction of the following conditions: (a) if required by Kentucky Law, the Merger Agreement shall have been approved and adopted by the shareholders of Comair in accordance with such law; (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and (d) Kentucky Sub shall have purchased Shares pursuant to the Offer in sufficient number to satisfy the Minimum Condition.

     Termination

     The Merger Agreement provides that the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the shareholders of Comair) under the following circumstances:

          (i) by mutual written consent of Comair and Delta;

          (ii) by either Comair or Delta, if (A) the Offer has not been consummated on or before April 30, 2000; provided that the right to terminate the Merger Agreement under this subparagraph shall not be available to any party whose breach of any provision of the Merger Agreement results in the failure of such purchase to be consummated on or before such time or (B) if there shall be any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Delta, Kentucky Sub or Comair from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and unappealable;

          (iii) by Delta, if (A) Comair shall have entered into, or shall have publicly announced its intention to enter into, any letter of intent, agreement in principle, acquisition agreement or any other agreement relating to an Acquisition Proposal; (B) the Comair Board or any committee thereof shall or shall resolve to (x) not recommend, or withdraw its approval or recommendation of, the Offer, the Merger, the Merger Agreement or any of the transactions contemplated thereby, (y) modify or qualify such approval or recommendation in a manner adverse to Delta or Kentucky Sub or (z) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Proposal (or publicly propose to do the foregoing); (C) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in "The Tender Offer--Certain Conditions of the Offer", Delta shall have (1) failed to commence the Offer on or before October 22, 1999 or (2) terminated the Offer without having accepted any Shares for payment thereunder; provided that the right to terminate the Merger Agreement under either clause (1) or clause (2) above shall not be available to Delta if Delta's breach of any provision of the Merger Agreement results in the failure of the Offer to be commenced or consummated;

          (iv) by Comair, in the event that prior to the Effective Time (A) Comair's Board determines in good faith, in response to an unsolicited Superior Proposal and after receipt of advice from outside counsel, that it must terminate the Merger Agreement in order to comply with its fiduciary duties to Comair's shareholders under applicable law and (B) Comair has complied with the requirements set forth in "--Shareholder Meeting" and in "--Other Offers" with respect to such Superior Proposal; provided that termination pursuant to this clause shall not be effective until payment of the fee set forth in "--Certain Fees and Expenses"; or

          (v) by Comair, if (A) Delta shall have failed to commence the Offer on or before October 22, 1999 or (B) Delta shall have terminated the Offer without having accepted any Shares for payment thereunder; provided that the right to terminate the Merger Agreement under either clause (A) or clause (B) above shall not be available to Comair if (1) Comair's breach of any provision of the Merger Agreement results in the failure of the Offer to be commenced or consummated or (2) such failure to so commence the Offer or to accept Shares for payment shall have resulted from the failure of any of the conditions specified in paragraphs (e), (h) and (i) under "The Tender Offer--Certain Conditions of the Offer" to be satisfied.

     The Merger Agreement provides that if the Merger Agreement is terminated pursuant to this section, it will become void and of no effect with no liability on the part of any party thereto, except that termination of the Merger Agreement shall be without prejudice to any rights Comair, Delta or Kentucky Sub may have under the Merger Agreement against any other party to the Merger Agreement for wilful breach of the Merger Agreement. The agreements contained in this paragraph and under "--Certain Fees and Expenses" and relating to governing law and waiver of jury trial shall survive the termination of the Merger Agreement.

     Amendments and Waivers

     Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Comair, Delta and Kentucky Sub or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of the Merger Agreement and approval of the Merger by the shareholders of Comair, no such amendment or waiver shall, without the further approval of such shareholders, alter or change the amount or kind of consideration to be received in exchange for any Shares; provided further that after the acceptance for payment pursuant to the Offer of any Shares, no such amendment or waiver shall, without the further approval of a majority of the Independent Directors (if any Independent Directors are on Comair's Board at such time), alter or change the amount or kind of consideration to be received in exchange for any Shares, any term of the Articles of Incorporation of the Surviving Company or any of the terms or conditions of this agreement if such alteration or change would adversely affect the holders of any Shares.

     Certain Fees and Expenses

     Except as provided below, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense. Pursuant to the Merger Agreement, Comair will pay Delta in immediately available funds a termination fee of $50,000,000 (the "Termination Fee") if:

          (i) the Merger Agreement is terminated by Delta pursuant to clauses
     (A) or (B) of paragraph (iii) under "--Termination" above;

          (ii) the Merger Agreement is terminated by Comair pursuant to paragraph (iv) under "--Termination" above; or

          (iii) any Person (A) shall have become the beneficial owner of more than 20% of the then outstanding Shares (an "Acquiring Person") or (B) shall have commenced, proposed or communicated to Comair a proposal that is publicly disclosed for a tender or exchange offer for 20% or more (or which, assuming the maximum amount of securities which could be purchased, would result in any Person beneficially owning 20% or more) of the then outstanding Shares or otherwise for the direct or indirect acquisition of Comair or all or substantially all of its assets for a per Share consideration having a value greater than the per Share amount of consideration to be paid in the Offer (a "Competing Proposal") and, in the case of either (A) or (B) above, (w) the Offer shall have commenced and remained open for at least 20 business days, (x) the Minimum Condition shall not have been satisfied, (y) the Merger Agreement shall have been terminated pursuant to the terms set forth under "--Termination" (other than pursuant to paragraphs (i), (ii)(B), (iii)(A), (iii)(B) or (iv) thereunder) and (z) either (1) such Competing Proposal shall be consummated or a transaction of the type referred to in clause (B) above shall be consummated with an Acquiring Person, in either case within 12 months following the date of termination of the Merger Agreement or (2) Comair shall enter into an agreement for such Competing Proposal or transaction within such 12 month period and such Competing Proposal or transaction shall be subsequently consummated.

     With respect to the circumstances described in paragraphs (i) and (ii) of this section, such fees shall be paid promptly upon the date of termination of the Merger Agreement, if not otherwise required to be paid at an earlier time by any other provision of the Merger Agreement, and the fee payable pursuant to paragraph (iii) hereof shall be paid promptly upon the date of consummation of the relevant transaction unless such fee has previously been paid pursuant to paragraph (i) or (ii) of this section.

     If Comair fails to promptly pay any amount due described in this section and, in order to obtain such payment, Delta commences a suit which results in a judgment against Comair for the fees set forth in this section, Comair will also pay to Delta its reasonable costs and expenses incurred in connection with such litigation, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

The Confidentiality Agreement

     Delta and Comair are parties to a Confidentiality Agreement dated September 29, 1999 containing customary terms, including a standstill provision and restrictions on solicitations by Delta of certain employees of Comair. A copy of the Confidentiality Agreement is filed as Exhibit (c)(3) to the
Schedule 14D-1 and incorporated herein by reference. The foregoing summary of the Confidentiality Agreement is qualified in its entirety by reference thereto.

Interests of Certain Persons in the Offer and the Merger

     Chairman/Chief Executive Officer and President/Chief Operating Officer - Employment Agreements

     Effective August 10, 1999, Comair amended its employment agreements with David R. Mueller, Chairman and Chief Executive Officer of Comair, and David A. Siebenburgen, President and Chief Operating Officer of Comair. The term of each of the agreements is three years. Upon the expiration of the initial three-year term, the term of each of the agreements shall be extended for an additional year unless either party gives thirty days' notice to not extend the term. Mr. Mueller is employed as the Chief Executive Officer and Chairman of the Board of Directors of Comair and has a base salary of $555,000. Mr. Siebenburgen is employed as President and Chief Operating Officer of Comair and has a base salary of $500,000.

     Upon a "Change in Control" of Comair, the employment agreements will terminate and (A) Mr. Mueller will be entitled to a lump-sum payment equal to three times the sum of (i) his base salary in effect at the termination date,
(ii) the average annual bonus compensation payable to Mr. Mueller during the prior three fiscal years plus (iii) his average annual award under Comair's Deferred Compensation Incentive Plan during the prior three fiscal years, and
(B) Mr. Siebenburgen will be entitled to a lump-sum payment equal to three times the sum of (i) his base salary in effect at the termination date, (ii) his annual bonus compensation paid in fiscal 1999 plus (iii) his award under the Deferred Compensation Plan with respect to fiscal 1999. The acceptance of Shares for payment in the Offer will constitute a Change in Control for purposes of employment agreements.

     In addition, upon a Change in Control the executives' stock options and interest in Comair's Deferred Incentive Compensation Plan will fully vest. The employment agreements also provide that Comair will provide to the executives
(i) a fully paid-up term life insurance policy and disability policy with premiums pre-paid for the remainder of the executives' lives, (ii) family medical insurance coverage and benefits comparable to the insurance coverage provided to Comair's executives for the executives and their spouses for the remainder of their lives (each executive may elect to receive a lump sum in cash equal to the present value of this medical insurance coverage), (iii) lifetime travel privileges for the executives, their spouses and dependent children on all Comair flights and (iv) lifetime access to and the right to travel, upon reasonable notice, on a private aircraft furnished by and at the expense of Comair, provided that if such travel exceeds fifty flight hours in a twelve-month period, such executive shall reimburse Comair for such excess travel. To the extent that any of the foregoing payments and benefits are subject to the golden parachute excise tax under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the executives will be entitled to payments to make them whole for such taxes.

     The foregoing description of Mr. Mueller's and Mr. Siebenburgen's employment agreements does not purport to be complete and is qualified in its entirety by reference to such agreements which are filed as Exhibits (c)(2) and
(c)(3) of the 14D-9 and are incorporated herein by reference.

     Senior Vice Presidents - Employment Agreements

     Effective August 10, 1999, Comair entered into an employment agreement with each of K. Michael Stuart, Charles E. Curran, Randy D. Rademacher and Linda E. Noble. The term of each of such agreement is two years. In their capacity as Senior Vice Presidents, Messrs. Stuart, Curran and Rademacher are paid a base salary of $220,000. In her capacity as a Senior Vice President, Ms. Noble is paid a base salary of $190,000.

     Upon a "Change in Control" of Comair, Messrs. Stuart, Curran and Rademacher and Ms. Noble will be entitled to a lump-sum amount that is equal to two times the sum of (i) the base salaries in effect at the termination date,
(ii) the average annual bonus compensation payable to each executive during the prior three fiscal years and (iii) the average annual award under Comair's Deferred Compensation Incentive Plan during the prior three fiscal years. Each of Messrs. Stuart's, Curran's and Rademacher's and Ms. Noble's employment agreements also provide for (i) a fully paid-up term life insurance policy and disability policy with premiums prepaid for two years, (ii) family medical insurance coverage and benefits comparable to the insurance coverage provided to Comair's executives for the executive and his or her spouse for two years (however, the executive may elect to receive a lump sum, in cash, equal of the present value of the medical insurance coverage for such period) and (iii) travel privileges for two years for each of them and each of their respective spouses and dependent children on all Comair flights. To the extent that any of the foregoing payments and benefits are subject to the golden parachute excise tax under Code Section 4999, the executives will be entitled to payments to make them whole for such taxes. The acceptance of Shares for Payment in the Offer will constitute a Change in Control for purposes of the employment agreements.

     The foregoing description of the Employment Agreements of Messrs. Stuart, Curran and Rademacher and Ms. Noble does not purport to be complete and is qualified in its entirety by reference to such employment agreements which are filed as Exhibits (c)(5), (c)(4), (c)(6) and (c)(7) of the 14D-9 and are incorporated herein by reference.

     Vice Presidents - Employment Agreements

     Effective August 10, 1999, Comair entered into an employment agreement with each of Donald T. Bornhorst, C. Michael Willis, Donald J. Osmundson, Brian
L. McDonald, Linda D. Landers, Kenneth W. Marshall and Ralph E. Martin (collectively, the "Vice Presidents") entered into employment agreements with Comair. The term of each such agreement is one year.

     Upon a "Change in Control" of Comair, the Vice Presidents will be entitled to a lump-sum amount that is equal to one times the sum of (i) the base salaries in effect at the termination date, (ii) the average annual bonus compensation payable to each executive during the prior three fiscal years and
(iii) the average annual award under Comair's Deferred Compensation Incentive Plan during the prior three fiscal years. Each of the Vice Presidents' employment agreements also provides for (i) a fully paid-up term life insurance policy and disability policy with premiums prepaid for one year, (ii) family medical insurance coverage and benefits comparable to the insurance coverage provided to Comair's executives for the executive and his or her spouse for one year (however, the executive may elect to receive a lump sum, in cash, equal of the present value of the medical insurance coverage for such period) and (iii) travel privileges for one year for each of them and each of their respective spouses and dependent children on all Comair flights. To the extent that any payments and benefits are subject to the golden parachute excise tax under Code
Section 4999, they will be entitled to payments to make them whole for such taxes. The acceptance of Shares for payment in the Offer will constitute a Change in Control for purposes of the employment agreements.

     The foregoing description of the employment agreements of the Vice Presidents does not purport to be complete and is qualified in its entirety by reference to such employment agreements.

     Non-Employee Directors

     In August Comair and each of Peter H. Forster, John A. Haas, Gerald L. Walker, Robert H. Castellini, Christopher J. Murphy, III and Raymond A. Mueller (the "Non-Employee Directors") executed certain agreements in connection with the additional services and responsibilities required by any change in control situation. Upon a "Change in Control" of Comair, each Non-Employee Director is entitled to receive a lump-sum payment equal to such director's earned but unpaid director's fees for the period through and including the date of the Change in Control and an amount equal to five times the annual director's fees. The Non-Employee Directors agreements also provide for lifetime travel privileges for the Non-Employee Directors and their immediate family members on all Comair flights. The basic annual director fee paid to Non-Employee Directors of Comair is $20,000. The acceptance of Shares for payment in the Offer will constitute a Change in Control for purposes of these agreements.

     The foregoing description of the Non-Employee Directors agreement does not purport to be complete and is qualified in its entirety by reference to the Non-Employee Directors agreements which are filed as Exhibits (c)(8) through
(c)(13) to the 14D-9, and are incorporated herein by reference.

     Effective August 10, 1999, the Board of Directors concluded that Comair and its shareholders would benefit from assistance in exploring certain strategic alternatives for Comair, including acquisitions, code sharing, multiple connection agreements and other alternatives, including conducting discussions with Delta with respect to the renewal of the Delta Connection Agreement. Mr. Forster has been paid $403,000 by Comair for services rendered to Comair in evaluating and negotiating these strategic alternatives.

     Raymond A. Mueller - Consulting Agreement

     The consulting agreement between Raymond A. Mueller ("Mr. R. Mueller") and Comair became effective upon the retirement of Mr. R. Mueller in June 1990 and will terminate upon his death. The consulting agreement, as amended on June 5, 1990, provides for annual payments of $150,000 to Mr. R. Mueller. Upon a "Change of Control" of Comair, Mr. R. Mueller may, at his sole option, elect to terminate the Consulting Agreement, in which event Comair is required to make a lump sum payment equal to the present value of the amounts to be paid over the remaining term of the Consulting Agreement. On August 10, 1999, the Board of Directors authorized an amendment to Mr. Mueller's Consulting Agreement to provide lifetime access to and the right to travel, upon reasonable notice, on a private aircraft furnished by and at the expense of Comair, provided that if such travel exceeds fifty flight hours in a twelve-month period, Mr. R. Mueller shall reimburse Comair for such excess travel. During the term of the Consulting Agreement, Mr. R. Mueller is entitled to receive the hospitalization, health and accident and disability insurance made available to Comair's executive officers. The acceptance of Shares for payment in the Offer will constitute a Change in Control for purposes of the Consulting Agreement.

     The foregoing description of the Consulting Agreement with Mr. R. Mueller does not purport to be complete and is qualified in its entirety by reference to such agreement which is filed as Exhibit (c)(4) to the 14D-9 and is incorporated herein by reference.

     Stock Option Plans

     Upon a "Change in Control"of Comair, each option outstanding under Comair's employee and director stock option plans will be fully vested and exercisable and, at the Effective Time of the Merger, will be canceled in return for a cash payment to the optionholder equal to the product of the merger consideration minus the per share exercise price of the option, multiplied by the number of shares subject to such option. The acceptance of Shares for Payment in the Offer will constitute a Change in Control for purposes of the outstanding stock options.

     The foregoing description of the 1990 Stock Option Plan, the 1992 Directors' Stock Option Plan and the 1998 Stock Option Plan does not purport to be complete and is qualified in its entirety by reference to such agreements which are filed as Exhibits (c)(15), (c)(16) and (c)(17) to the 14D-9, and are incorporated herein by reference.

     Deferred Incentive Compensation Plan

     Comair's Deferred Incentive Compensation Plan (the "Deferred Plan") permits a select group of management or highly compensated employees to defer a specified percentage of their incentive compensation. The Deferred Plan also provides for Comair to make contributions based upon the net profit of the Company on behalf of certain officers. Such officers' right to receive Comair's contributions vests over twenty years. However, in the event of a "Change in Control" of Comair, such contributions will become fully vested. The acceptance of the Shares for payment in the Offering will constitute a Change in Control under the Deferred Plan.

     The foregoing description of the Deferred Incentive Compensation Plan does not purport to be complete and is qualified in its entirety by reference to the Deferred Incentive Compensation Plan which is filed as Exhibit (c)(18) to the 14D-9, and is incorporated herein by reference.

     Stock Options

     Comair previously granted to certain employees and directors options to purchase Shares under the 1998, 1992 and 1990 Stock Option Plans. Under the terms of the Merger Agreement, the stock options outstanding as of the Effective Time will be cancelled in return for a cash payment to the option holder equal to the product of (A) the Merger Consideration minus the per Share exercise price of the option, multiplied by (B) the number of Shares subject to the option.

     The table below sets forth for each of Messrs. Mueller, Siebenburgen, Curran, Stuart and Rademacher, for all other executive officers as a group and for all non-employee directors as a group: (i) the number of stock options held as of

March 31, 1999 and (ii) the aggregate value of such options based on the spread between the exercise price of such options and the Merger Consideration:

                                                               Aggregate
                                                         Value of Options Based
                                        Stock Options    on Merger Consideration
                                        -------------    -----------------------
David R. Mueller.......................    926,532          $ 12,542,337
David A. Siebenburgen..................    517,424          $  6,506,483
Charles E. Curran......................    199,539          $  2,429,154
K. Michael Stuart......................    199,339          $  2,424,084
Randy D. Rademacher....................    310,122          $  4,608,211
Other executive officers as a group....    188,503          $  2,465,200
Non-employee directors as a group......    455,680          $  7,258,982


     Beneficial Ownership of the Shares

     Schedules I and II of this Offer to Purchase set forth information concerning beneficial ownership of the Shares as of March 31, 1999 by each of the directors and executive officers of Comair, Delta, Kentucky Sub and Delta Holdings, respectively.

     Comair has been advised that all of its directors and executive officers intend to tender or cause the tender of all of their Shares pursuant to the Offer.

     Related Party Transactions

     See "Special Factors-- Background of the Offer-- Marketing and Code Sharing Arrangements Between Comair and Delta" and "-- Delta Ownership of Comair Shares; Stock Agreement."

     Management of Comair After the Merger

     See "Special Factors-- Plans for Comair after the Offer and the Merger."


                                THE TENDER OFFER

Terms of the Offer

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Kentucky Sub will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn as permitted by "The Tender Offer--Withdrawal Rights." The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, November 19, 1999, unless and until Kentucky Sub, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Kentucky Sub, shall expire.

     Kentucky Sub expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "The Tender Offer--Certain Conditions of the Offer," by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. See "The Tender Offer--Withdrawal Rights."

     Subject to the applicable regulations of the Commission, Kentucky Sub also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, pending receipt of any regulatory approval specified in "The Tender Offer--Certain Legal Matters; Regulatory Approvals," (ii) to terminate the Offer and not accept for payment any Shares if, on or prior to the Expiration Date, any of the conditions specified in "The Tender Offer--Certain Conditions of the Offer" exists and
(iii) to waive any condition, or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Kentucky Sub acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Kentucky Sub to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Kentucky Sub may not delay acceptance for payment of, or payment for (except as provided in clause
(i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "The Tender Offer--Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Kentucky Sub may choose to make any public announcement, Kentucky Sub shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Kentucky Sub makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Kentucky Sub will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Kentucky Sub should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition and the other conditions specified in "The Tender Offer--Certain Conditions of the Offer."

     Comair has provided Kentucky Sub with Comair's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Comair's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

Acceptance for Payment and Payment for Shares

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Kentucky Sub will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the later to occur of

(i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in "The Tender Offer-Certain Conditions of the Offer."

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (A) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares," (B) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (C) any other documents required under the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Kentucky Sub may enforce such agreement against such participant.

     For purposes of the Offer, Kentucky Sub will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Kentucky Sub gives oral or written notice to the Depositary of Kentucky Sub's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Kentucky Sub and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, Kentucky Sub shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     Kentucky Sub reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Kentucky Sub of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Procedures for Accepting the Offer and Tendering Shares

     In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedure described below. If certificates for Shares are forwarded to the Depositary in multiple deliveries, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, must accompany each delivery.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer

     The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees

     Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of a recognized Medallion Signature Guarantee Program approved by The Securities Transfer Associations, Inc., except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1, 5 and 7 of the Letter of Transmittal.

     Guaranteed Delivery

     If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Kentucky Sub, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market System operated by the National Association of Securities Dealers, Inc. is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Kentucky Sub.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

     Determination of Validity

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Kentucky Sub in its sole discretion, which determination shall be final and binding on all parties. Kentucky Sub reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Subject to the terms of the Merger Agreement, Kentucky Sub also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Kentucky Sub, Delta, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Kentucky Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

     Other Requirements

     By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Kentucky Sub as such shareholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Kentucky Sub (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after October 17,
1999). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Kentucky Sub accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Kentucky Sub will, with respect to the Shares (and such other Shares and securities) for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of Comair's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Kentucky Sub reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Kentucky Sub's payment for such Shares, Kentucky Sub must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

     The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the Offer, as well as the tendering shareholder's representation and warranty that (i) such shareholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 and (iii) such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Kentucky Sub's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Kentucky Sub upon the terms and subject to the conditions of the Offer.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER OR SOCIAL SECURITY NUMBER, OR CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING, BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 8 OF THE LETTER OF TRANSMITTAL. IF A SHAREHOLDER IS A NON-RESIDENT ALIEN OR FOREIGN ENTITY NOT SUBJECT TO BACK-UP WITHHOLDING, THE SHAREHOLDER MUST GIVE THE DEPOSITARY A COMPLETED FORM W-8 CERTIFICATE OF FOREIGN STATUS PRIOR TO RECEIPT OF PAYMENT.

Withdrawal Rights

     Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Kentucky Sub pursuant to the Offer, may also be withdrawn at any time after December 20, 1999. If Kentucky Sub extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Kentucky Sub's rights under the Offer, the Depositary may, nevertheless, on behalf of Kentucky Sub, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein. Any such delay will be an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Kentucky Sub, in its sole discretion, whose determination will be final and binding on all parties. None of Kentucky Sub, Delta, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares."

Certain United States Federal Income Tax Consequences

     The summary of federal income tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax consequences to each shareholder will depend in part upon such shareholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States and shareholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income tax laws. Generally, for federal income tax purposes, a tendering shareholder will recognize gain or loss in an amount equal to the difference between the cash received by the shareholder pursuant to the Offer and the shareholder's adjusted tax basis in the Shares purchased pursuant to the Offer. For federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the shareholder. Shareholders are urged to consult with their own tax advisors concerning the treatment of capital gain or loss for federal income tax purposes (including the possibility of a reduced tax rate on certain capital gains and the limitations on the deductibility of capital loss).

     A shareholder that tenders Shares may be subject to backup withholding unless the shareholder provides its taxpayer identification number and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A shareholder who does not furnish its taxpayer identification number may be subject to a penalty imposed by the Internal Revenue Service. See "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares."

     If backup withholding applies to a shareholder, the Depositary is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an appropriate income tax return.

     The receipt of cash by shareholders pursuant to the Merger should result in federal income tax consequences to such shareholders similar to those described above.

Price Range of Shares; Dividends

     The Shares are traded in the over-the-counter market and are quoted on the Nasdaq National Market System under the symbol COMR.

     The following table sets forth for the periods indicated the high and low sale prices per Share as reported on the Nasdaq National Market System and the cash dividends paid per Share, as reported in Comair's Annual Report on Form 10-K for the fiscal year ended March 31, 1999, and thereafter as reported in published financial sources.

                                                                         Market Price
                                                                        ----------------     Divided
                                                                         High      Low       Declared
                                                                        -------    -----     --------
Fiscal 1998 (April 1, 1997 - March 31, 1998)
   First Quarter.....................................................   $12.33     $8.81     $0.027
   Second Quarter....................................................    13.05     11.00      0.027
   Third Quarter.....................................................    17.42     11.95      0.027
   Fourth Quarter....................................................    20.25     15.00      0.027
                                                                                             ------
      Year...........................................................   $20.25     $8.81     $0.108
                                                                                             ======
Fiscal 1999 (April 1, 1998 - March 31, 1999)
   First Quarter.....................................................   $21.50    $15.17     $0.027
   Second Quarter....................................................    23.50     16.25      0.027
   Third Quarter.....................................................    22.83     13.92      0.027
   Fourth Quarter....................................................    29.00     21.67      0.027
                                                                                             ------
      Year...........................................................   $29.00    $13.92     $0.108
                                                                                             ======
Fiscal 2000 (April 1, 1999 - March 31, 2000)
   First Quarter.....................................................   $25.75    $17.75     $0.03
   Second Quarter....................................................    25.63     15.56      0.03
   Third Quarter (through October 21, 1999)..........................   $23.13    $15.63        --

     On October 21, 1999 there were approximately 3,100 holders of record of Shares and 95,526,431 outstanding Shares.

     The Merger Agreement prohibits Comair from paying or declaring any dividends on the Shares other than a regular quarterly dividend not in excess of $0.03 per Share, declared no earlier than January 1, 2000 and only in the event that Delta has not purchased Shares pursuant to the Offer by such time.

     On October 15, 1999, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on the Nasdaq National Market System was $17 15/16 per Share. On October 21, 1999, the last full day of trading before the commencement of the Offer, the closing price of the Shares on the Nasdaq National Market System was $23 5/64 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

Certain Information Concerning Comair

     Except as otherwise set forth herein, the information concerning Comair contained in this Offer to Purchase, including financial information, has been furnished by Comair or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources.

     General

     Comair is a Kentucky corporation with its principal offices located at the Cincinnati/Northern Kentucky International Airport, Cincinnati, Ohio 45275. Comair is a holding company, the principal assets of which are the shares of its wholly owned subsidiary Comair, Inc., an Ohio corporation. Comair considers the air transportation of passengers and cargo in scheduled airline service to be its predominant business segment.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Comair and certain other information are set forth in
Schedule I hereto.

     Schedule I to this Offer to Purchase lists, to the best of Delta's knowledge, the aggregate amount and percentage of the Shares beneficially owned by the officers, directors and associates of Comair. To the best of Delta's knowledge, none of such persons has affected any transaction in such Shares during the past 60 days, other than the purchase of 2,500 Shares on August 17, 1999 at a price per Share of $23.00 and of 500 Shares on August 26, 1999 at a price per share of $23.44 by trusts of which Robert H. Castellini is a partial grantor. Mr. Castellini's wife is the trustee of such trusts, and Mr. Castellini's son works for the brokerage house which makes the investment decisions for trusts. Mr. Castellini has no control over the investment decisions or the management of such trusts.

     Comair is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Comair's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     Selected Financial Information

     Set forth below is certain selected financial information relating to Comair which has been excerpted or derived from the audited financial statements contained in Comair's Annual Report on Form 10-K for each of the fiscal years ended March 31, 1999 and 1998 (collectively, the "Comair 10-K's") and the unaudited financial statements contained in Comair's June 30, 1999 Quarterly Report on Form 10-Q (the "Comair 10-Q"). The financial information that follows is qualified in its entirety by reference to the Comair 10-K's and the Comair 10-Q and other documents filed by Comair with the Commission which contain comprehensive financial information. The Comair 10-K's, the Comair 10-Q and such other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth above under "--General."

                                                      Three Months    Three Months     Year Ended      Year Ended
                                                     Ended June 30,  Ended June 30,     March 31,       March 31,
                                                          1999            1998            1999            1998
                                                     --------------  --------------  ---------------  ---------------
                                                               (unaudited)                      (audited)
Total operating revenues............................ $   219,469,249 $   187,912,194  $  763,291,180  $  651,162,221
Operating income....................................      66,062,688      53,880,692     204,089,070     161,597,959
Income before income taxes..........................      68,728,669      55,395,627     211,630,735     164,855,210
Net income..........................................      43,161,669      34,334,627     132,934,735     102,213,210
Net income per share - Basic........................            0.45            0.34            1.35            1.02
Net income per share - Diluted......................            0.44            0.34            1.33            1.01
At end of period:
   Working capital..................................     228,567,973     226,541,818     213,356,262     188,458,038
   Total assets.....................................     784,705,574     710,810,576     750,753,890     669,736,801
   Long-term obligations............................      98,270,514     109,840,829     100,563,380     114,312,516
   Total shareholders' equity.......................     443,183,488     389,947,621     432,369,458     361,845,841
Additional Data:
   Book value per share.............................            4.62            3.91            4.44            3.62
   Ratio of earnings to fixed charges...............           $5.70           $5.37           $4.92           $4.47


     Repurchases of Shares by Comair

     Comair has made the following repurchases of Shares since April 1, 1997 (all numbers and amounts have been adjusted for stock splits):

                                                                       Amount of Shares  Range of Prices      Average
                                                                          Purchased            Paid        Purchase Price
                                                                          ---------            ----        --------------
Fiscal 1998 (April 1, 1997 - March 31, 1998)
   First Quarter..................................................           90,000       $10.889-11.000        $10.96
   Second Quarter.................................................        --                   --                --
   Third Quarter..................................................        --                   --                --
   Fourth Quarter.................................................          727,500        17.417-19.417         18.73
Fiscal 1999 (April 1, 1998 - March 31, 1999)
   First Quarter..................................................          195,000        17.708-19.896         18.52
   Second Quarter.................................................        1,710,000        16.583-22.799         20.08
   Third Quarter..................................................          786,000        19.500-21.361         20.66
   Fourth Quarter.................................................        --                    --              --
Fiscal 2000 (April 1, 1999 - March 31, 2000)
   First Quarter..................................................        1,405,000        18.713-22.700         20.80
   Second Quarter.................................................          496,700       $23.625-24.750        $23.99
Third Quarter (through October 21, 1999)..........................        --                 --                 --

Certain Information Concerning Delta, Delta Holdings and Kentucky Sub

     Delta is a Delaware corporation with its principal offices located at Hartsfield Atlanta International Airport, 1030 Delta Boulevard, Atlanta, Georgia 30320. Delta is a major air carrier providing scheduled air transportation for passengers, freight and mail.

     Delta's total operating revenues for the years ended June 30, 1999 and 1998, were $14.7 billion and $14.1 billion, respectively. Its pre-tax income for the year ended June 30, 1999 was $1.8 billion, yielding net income of $1.1 billion, while its pre-tax income for the year ended June 30, 1998 was $1.6 billion, resulting in net income of $1.0 billion.

     At June 30, 1999, Delta had total assets of $16.5 billion and shareholders' equity of $4.4 billion, compared with total assets of $14.6 billion and shareholders' equity of $4.0 billion as at June 30, 1998.

     Delta Holdings is a Delaware corporation established on December 19, 1989 for the purpose of holding equity interests in certain subsidiaries of Delta, as well as in other entities in which Delta owns an equity interest, including its current connection carriers. Delta Holdings is a wholly-owned subsidiary of Delta. Its principal offices are located at 1105 North Market Street, Suite 1300, Wilmington, Delaware 19801. Delta Holdings is the direct holder of 21,072,655 Shares.

     Kentucky Sub is a Kentucky corporation established on October 15, 1999. It has not carried on any activities other than the execution of the Merger Agreement. Its principal offices are located at Hartsfield Atlanta International Airport, Post Office Box 20706, Atlanta, Georgia 30320. Kentucky Sub is a direct, wholly-owned subsidiary of Delta Holdings, and an indirect, wholly-owned subsidiary of Delta.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Delta, Delta Holdings and Kentucky Sub and certain other information are set forth in Schedule II hereto.

     As of October 21, 1999, Delta beneficially owned 21,072,655 of the 95,526,431 outstanding Shares, representing approximately 22.06% of the Shares then outstanding.

     Except as described in this Offer to Purchase, none of Delta, Kentucky Sub, or, to the best knowledge of Delta, any of the persons listed in Schedule II to this Offer to Purchase or any associate or majority-owned subsidiary of Delta or any such listed persons owns or has any right to acquire, directly or indirectly, any Shares or has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Delta, Kentucky Sub, Delta Holdings nor, to the best knowledge of Delta, Kentucky Sub and Delta Holdings, any of the persons listed in Schedule II to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Comair, including, but not limited to, any contract, arrangement, finder's fees, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations.

     Except as set forth in this Offer to Purchase, since April 1, 1996, none of Delta, Kentucky Sub, Delta Holdings nor, to the best knowledge of Delta, Kentucky Sub, Delta Holdings, or any of the persons listed on Schedule II hereto, has had any business relationship or transaction with Comair or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since April 1, 1996, there have been no contacts, negotiations or transactions between Delta or any of its subsidiaries or, to the best knowledge of Delta, any of the persons listed in
Schedule II to this Offer to Purchase, on the one hand, and Comair or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     Delta is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Delta's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning Delta may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Financing of the Offer and the Merger

     The total amount of funds required by Delta and Kentucky Sub to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $1.8 billion. The Offer and the Merger are not conditioned on obtaining financing. Delta expects that it will obtain such funds from borrowings under a term loan facility that Delta currently intends to enter into with The Chase Manhattan Bank ("Chase") as agent.

     Pursuant to a commitment letter dated October 17, 1999 (the "Commitment Letter"), Delta has obtained a commitment from Chase to provide to Delta a senior unsecured term loan (the "Term Loan") of up to $1.9 billion, the proceeds of which would be used to pay the funds required by Delta and Kentucky Sub to consummate the Offer and the Merger and to pay related fees and expenses. Chase will serve as administrative agent in respect of the Term Loan and Chase Securities Inc. ("CSI") will serve as lead arranger and book manager. The principal terms of the Term Loan, including the covenants and events of default thereunder, shall be substantially similar to those applicable to Delta's existing Credit Agreement dated as of May 2, 1997, among Delta, the banks party thereto and NationsBank, N.A. (South) as agent bank (the "1997 Bank Credit Agreement").

     The Term Loan may be funded in two drawings: (i) on the date following the Expiration Date, in connection with the consummation of the Offer (the "First Drawdown Date"), and (ii) on the date following the consummation of the Merger (the "Second Drawdown Date"). Notwithstanding the foregoing, all unfunded commitments in respect of the Term Loan shall automatically terminate on the 120th day after the First Drawdown Date. All borrowings under the Term Loan will mature twenty-four months after the First Drawdown Date. All amounts outstanding under the Term Loan will bear interest, at Delta's option, at the alternate base rate plus an applicable margin per annum or at the Eurodollar rate plus an applicable margin per annum (such Eurodollar borrowings being available to Delta in interest periods of 1, 2, 3 or 6 months). Interest payments on base rate borrowings shall be made quarterly in arrears, whereas interest payments on Eurodollar borrowings shall be made on the last day of selected interest periods (which shall be one, two and six months) (every three months, in the case of interest periods) of longer than three months. The applicable margin to base rate and Eurodollar borrowings will vary between 0% and 1.00% (in the case of alternate base rate borrowings) and between 0.75% and 2.00% (in the case of Eurodollar borrowings), in each case depending on the rating applicable to Delta's long term senior unsecured debt as established from time to time by Standard & Poor's and Moody's Investors Services. If such ratings are below BBB- (in the case of Standard & Poor's) and Baa3 (in the case of Moody's Investor Services), then Delta shall be required to maintain as of the last day of each fiscal quarter a ratio (determined on a rolling four-quarter basis) of (i) consolidated EBITDA plus aircraft operating rental expense to (ii) consolidated interest expense plus aircraft operating rental expense, of not less than 1.5 to 1.

     Chase's commitment to fund Delta on the First Drawdown Date is subject to a number of conditions, including (i )Chase's and CSI's completion of and satisfaction in all respects with a due diligence investigation of Delta, Comair and their respective subsidiaries, (ii) there not having been, since September 30, 1999, any material adverse change in the condition or operations of Delta and its subsidiaries, considered as a whole (on a pro forma basis assuming consummation of the Offer and Merger), (iii) no information submitted to Chase or CSI shall prove, when considered as a whole with all such information so submitted, to have been inaccurate, incomplete or misleading in any material respect, (iv) Chase and CSI not becoming aware after October 17, 1999 of any information or other matter (including any matter relating to financial models and underlying assumptions relating to any projections provided by Delta to

Chase or CSI) that in their judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to them prior to October 17, 1999, (v) there not having occurred a material disruption of or material adverse change in conditions in the financial, banking or capital markets that, in Chase's and CSI's reasonable judgment, could impair the syndication of the Term Loan, (vi) Chase's and CSI's satisfaction that, until the First Drawdown Date, there shall be no competing offering, placement or arrangement of any bank financing (including liquidity facilities) by or on behalf of Delta or any of its affiliates (other than Comair), (vii) preparation of satisfactory documentation relating to the Term Loan, (viii) consummation of the Offer, (ix) the receipt by Delta and/or Comair of all necessary governmental and third party consents and approvals in connection with the Term Loan and the Offer, and the expiration of all applicable waiting periods, except in each case to the extent that failure to obtain any such consent or approval would not have a material adverse effect on Delta, Comair and their respective subsidiaries considered as a whole (on a pro forma basis, assuming consummation of the Offer and the Merger), (x) the absence of any litigation, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality (A) with respect to which there is a reasonable possibility of an adverse decision that would be reasonably likely to have a material adverse effect on the condition or operations of Delta, Comair and their respective subsidiaries considered as a whole (on a pro forma basis, assuming consummation of the Offer and the Merger) or (B) that purports to affect the validity or binding effect of the Term Loan, (xi) payment of all fees due to CSI and Chase in connection with the Term Loan and (xii) other customary closing conditions.

     Chase's obligation to fund Delta on the Second Drawdown Date is contingent upon the consummation of the Merger (with the aggregate cash consideration paid to Comair shareholders in the Offer and the Merger not exceeding $1.9 billion) and other customary conditions substantially similar to those that would be applicable to borrowings under the 1997 Bank Credit Agreement, including absence of any default and reaffirmation of representations and warranties, except representations and warranties relating to material adverse change and certain other matters. Delta may prepay the Term Loan in whole or in part at any time, subject to payment by Delta of customary "broken funding" costs, if any, associated with any prepayment of a Eurodollar loan other than at the end of the applicable interest period. The Commitment Letter also provides that Delta shall pay to Chase a commitment fee of 0.125% per annum on all unfunded commitments under the Term Loan facility for the period beginning on the date of execution of the definitive documentation for the Term Loan and ending on the date on which no unfunded commitments remain in place.

     The summary of certain provisions of the Commitment Letter does not purport to be complete and is subject to, and is qualified in its entirety by reference to the Commitment Letter, a copy of which appears as Exhibit (a)(1) to the Schedule 13E-3 and is incorporated herein by reference.

Dividends and Distributions

     The Merger Agreement prohibits Comair from paying or declaring any dividends on the Shares other than a regular quarterly dividend not in excess of $0.03 per Share, declared no earlier than January 1, 2000 and only in the event that Delta has not purchased Shares pursuant to the Offer by such time.

     If, subsequent to the date of the Merger Agreement but prior to the Effective Time, Comair changes the number of Shares outstanding as a result of any stock split, stock dividend, recapitalization or similar transaction, then appropriate adjustments shall be made in all amounts payable pursuant to the Merger Agreement, including, without limitation, the Offer Price and the Merger Consideration.

Certain Effects of the Offer

     Market for the Shares

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotation

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the Nasdaq National Market System. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued inclusion in the Nasdaq National Market System, the market for the Shares could be adversely affected. According to Nasdaq's published guidelines, the Shares would not meet the criteria for continued inclusion in the Nasdaq's National Market System if at least one of the following two standards are not met: (1) among other things, a minimum of 750,000 publicly held Shares, an aggregate market value of the publicly held Shares of at least $5 million and a minimum of 400 shareholders of round lots or (2), among other things, a minimum of 1,100,000 publicly held shares, an aggregate market value of the publicly held Shares of at least $15 million, at least four registered and active market makers and a minimum of 400 shareholders of round lots.

     If one of these two standards were not met, quotations might continue to be published in the over-the-counter "additional list" or one of the "local lists" unless, as set forth in Nasdaq's published guidelines, the number of publicly-held Shares (excluding Shares held by officers, directors and beneficial owners of more than 10% of the Shares) is less than 100,000, there are fewer than 300 holders in total, or there is not at least one market maker for the Shares. If the Shares are no longer eligible for Nasdaq quotation, quotations might still be available from other sources.

     Exchange Act Registration

     The Shares are currently registered under Section 12(g) of the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of Comair to the Commission if the Shares are not listed on a national securities exchange and held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Comair to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to Comair, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Comair and persons holding "restricted securities" of Comair to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for inclusion in the Nasdaq National Market System. Delta and Kentucky Sub currently intend to seek to cause Comair to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

     Margin Regulations

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

     Increased Interest in Net Book Value and Net Earnings of Comair

     If the Offer is consummated, the direct and indirect interest of Delta in Comair's net book value and net earnings will increase in proportion to the number of Shares acquired in the Offer. Following consummation of the Merger, Delta's direct and indirect interest in such items will increase to 100%, and Comair will be an indirect, wholly owned subsidiary of Delta. Accordingly, Delta and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by Comair's operations, and any future increase in Comair's value and the right to elect all members of the Comair Board. Similarly, Delta will also bear the risk of losses generated by Comair's operations and any decrease in the value of Comair after the Merger. Furthermore, after the Merger, pre-Merger shareholders (other than Delta) will not have the opportunity to participate directly in the earnings and growth of Comair and will not face the risk of losses generated by Comair's operations or decline in the value of Comair.

     If all of the outstanding Shares are purchased pursuant to the Offer, Delta's beneficial interest in the net book value (shareholders' equity) at June 30, 1999 and net income of Comair for the three months ended June 30, 1999, as reflected in the Comair 10-Q, would increase to 100% or $443,183,488 and $43,161,669, respectively.

Certain Conditions of the Offer

     Notwithstanding any other provision of the Offer, Delta and Kentucky Sub shall not be required to accept for payment or pay for any Shares, and may terminate the Offer, if:

     (x)  the Minimum Condition has not been satisfied by the Expiration Date,

     (y) the applicable waiting period under the HSR Act shall not have expired or been terminated by the Expiration Date, or

     (z) at any time on or after October 17, 1999 and prior to the Expiration Date, any of the following conditions exist:

          (a) there shall be instituted or pending any action, suit, investigation or proceeding by any government or governmental authority or agency, domestic or foreign, before any court or governmental authority or agency, domestic or foreign,

               (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares pursuant to the Offer or the consummation of the Merger, or seeking to obtain material damages in connection with the transactions contemplated by the Offer or the Merger,

               (ii) seeking to restrain, prohibit or terminate Comair's or, as a result of the transactions contemplated by the Merger Agreement, Delta's ownership, operation or lease (or that of their respective subsidiaries or affiliates) of any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of Comair and its subsidiaries or of Delta and its subsidiaries, as the case may be, or to compel Comair or, as a result of the transactions contemplated by the Merger Agreement, Delta or any of their respective subsidiaries or affiliates to dispose of, cease operating or hold separate any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of Comair and its subsidiaries or of Delta and its subsidiaries, as the case may be,

               (iii)seeking to impose limitations on the ability of Delta or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Delta or any of its subsidiaries or affiliates on all matters properly presented to Comair's shareholders,

               (iv) seeking to require divestiture by Delta or any of its subsidiaries or affiliates of any Shares, or

               (v) that otherwise could reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement); or

          (b) there shall be in effect any judgment, decree or order of any court or governmental authority or agency, domestic or foreign, or any other legal restraint,

               (i) which makes illegal, delays materially or otherwise restrains or prohibits the Offer, the acceptance for payment of or payment for some or all of the Shares pursuant to the Offer or the consummation of the Merger, or imposes material damages in connection with the transactions contemplated by the Offer or the Merger,

               (ii) which restrains, prohibits or terminates Comair's or, as a result of the transactions contemplated by the Merger Agreement, Delta's ownership, operation or lease (or that of their respective subsidiaries or affiliates) of any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of Comair and its subsidiaries or of Delta and its subsidiaries, as the case may be, or which compels Comair or, as a result of the transactions contemplated by the Merger Agreement, Delta or any of their respective subsidiaries or affiliates to dispose of, cease operating or hold separate any business, properties or assets which are material to the business or operations, as such business or operations are currently conducted, of Comair and its subsidiaries or of Delta and its subsidiaries, as the case may be,

               (iii)which imposes limitations on the ability of Delta or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Delta or any of its subsidiaries or affiliates on all matters properly presented to Comair's shareholders,

               (iv) which requires divestiture by Delta or any of its
                    subsidiaries or affiliates of any Shares,

               (v) that otherwise could reasonably be expected to have a Material Adverse Effect; or

          (c) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act, to the Offer or the Merger that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; or

          (d) there has been any event, occurrence or development or state of circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect; or

          (e) Comair or any of its subsidiaries shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of Comair set forth in the Merger Agreement shall not be true in any material respect when made or at any time prior to the expiration of the Offer as if made at and as of such time (except as to any representation or warranty which speaks as of a specific date, which must be untrue in any material respect as of such date); or

          (f) Comair or any of its subsidiaries shall have entered into or amended, or agreed to enter into or amend, any Collective Bargaining Agreement (as defined in the Merger Agreement) that
               (i) contains any new or amended provision concerning scope of work, successorship, change of control, job protection or seniority integration that in the judgment of Delta would adversely affect the Offer, the Merger or the other transactions contemplated by the Merger Agreement or (ii) grants any increases in compensation or contains any new or amended provision concerning employee benefits, other than entering into side letters in respect of issues under existing contracts or agreements with unions representing employees of Comair or its subsidiaries in the ordinary course of business consistent with past practice and not relating to pay, benefits, scope of work, successorship, change of control, merger, job protection and seniority integration; or

          (g) Comair or any of its subsidiaries shall have been notified by the National Mediation Board, pursuant to Section 5, First of the Railway Labor Act (45 U.S.C. ss.155, First), that the National Mediation Board's mediatory efforts have failed, thereby commencing the thirty-day period after which self-help would be permitted; or the National Mediation Board shall have publicly stated that it intends or plans to issue a notification to Comair on or about a specified date; or

          (h) Comair shall have entered into, or shall have publicly announced its intention to enter into, any letter of intent, agreement in principle, acquisition agreement or any other agreement relating to an Acquisition Proposal; or

          (i) Comair's Board or any committee thereof shall or shall resolve to (x) not recommend, or withdraw its approval or recommendation of, the Offer, the Merger, the Merger Agreement or any of the transactions contemplated hereby, (y) modify or qualify such approval or recommendation in a manner adverse to Delta or Kentucky Sub, or (z) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Proposal (or publicly propose to do any of the foregoing); or

          (j) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) other than Delta and its subsidiaries shall have acquired beneficial ownership of more than 20% of the outstanding Shares; or

          (k) there shall have occurred any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the over-the-counter market (other than any temporary suspension pursuant to a circuit breaker procedure then in effect and lasting for not more than three trading hours), any declaration of a banking moratorium by Federal or New York authorities or general suspension of payments in respect of lenders that regularly participate in the U.S. market in loans to large corporations, any material limitation by any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by lenders that regularly participate in the U.S. market in loans to large corporations, any commencement of a war involving the United States or any commencement of armed hostilities or other national or international circumstance involving the United States that has a material adverse effect on bank syndication or financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (l) the Merger Agreement shall have been terminated in accordance with its terms;

     which, in the judgment of Delta in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Delta and Kentucky Sub and may, subject to the terms of the Merger Agreement, be waived by Delta and Kentucky Sub in whole or in part at any time and from time to time in their discretion. The failure by Delta or Kentucky Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.

Certain Legal Matters; Regulatory Approvals

     General

     Except as described in this Section, based on its review of publicly available filings of Comair with the Commission and other publicly available information regarding Comair, neither Delta nor Kentucky Sub is aware of any license or regulatory permit that appears to be material to the business of Comair and its subsidiaries, taken as a whole, that might be adversely affected by Kentucky Sub's acquisitions of Shares (and/or the indirect acquisition of the stock of Comair's subsidiaries) as contemplated herein or of any approval or other action by or with any domestic, foreign, or international government authority or administrative or regulatory agency that would be required for the acquisition of ownership of the Shares (and/or the indirect acquisition of the stock of Comair's subsidiaries) by

Kentucky Sub. Should any such approval or other action be required, Delta and Kentucky Sub currently contemplate that such approval or other action will be sought. While, except as otherwise expressly described in this Section, Kentucky Sub does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Comair's business or that certain parts of Comair's business might not have to be divested if such approvals were not obtained or such other actions were not taken, any of which could cause Kentucky Sub to decline to accept for payment or pay for any Shares tendered. Kentucky Sub's obligations to accept for payment or pay for the Shares tendered pursuant to the Offer is subject to the conditions set forth in this Offer to Purchase, including the conditions referred to above in this paragraph and certain conditions with respect to litigation and governmental action. See "The Tender Offer--Certain Conditions of the Offer."

     Litigation

     Following the announcement that Comair, Delta and Kentucky Sub entered into the Merger Agreement, two putative class actions on behalf of shareholders of Comair were filed.

     On or about October 19, 1999, an action styled Barkley v. Comair Holdings, Inc., et al., No. 99 C 106214, was commenced by a purported Comair shareholder in the Jefferson Circuit Court, Commonwealth of Kentucky. The complaint in the Barkley action names as defendants Comair, the members of the Comair Board and Delta and seeks to proceed on behalf of a purported class of Comair common shareholders other than the defendants. The complaint alleges, among other things, (1) that the members of the Comair Board breached their fiduciary duties to Comair shareholders by agreeing to allegedly inadequate consideration in the Merger Agreement; and (2) that Delta, which plaintiff alleges to be a "controlling shareholder" of Comair, allegedly aided and abetted the foregoing breaches of fiduciary duty, all of which allegedly has deprived Comair shareholders of the highest value available to them for their Shares. The complaint seeks to enjoin the Offer and the Merger, to rescind those transactions if they are consummated; unspecified monetary damages; and costs and attorneys' fees.

     On October 20, 1999, an action styled Byrnes v. Castellini, et al., Index No. 99-026095, was commenced by two purported Comair shareholders in the Supreme Court of the State of New York for Nassau County, on behalf of a purported class of Comair common shareholders other than defendants. The complaint in the Byrnes action names as defendants Comair, the members of the Comair Board and Delta. The complaint makes allegations and seeks relief substantially similar to the allegations in the Barkley complaint and also alleges that Delta breached fiduciary duties it owed directly to Comair shareholders.

     Comair, the Comair Board and Delta believe that the allegations and claims asserted against them in these cases are without merit, and they intend to defend these lawsuits vigorously.

     Antitrust Compliance

     Under the HSR Act, certain transactions (including certain transactions involving the proposed acquisition of in excess of 15%, 25% and 50% of the equity interest of a target corporation) may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. Since consummation of the Offer would result in the ownership by Delta and its subsidiaries of more than 50% of the equity of Comair, the acquisition of Shares by Kentucky Sub pursuant to the Offer is subject to such requirements.

     Delta and Comair intend to file the required Notification and Report Forms (the "Forms") with respect to the Offer and the Merger with the Antitrust Division and the FTC promptly after commencement of the Offer. Delta and Comair currently anticipate that the statutory waiting period applicable to the purchase of Shares pursuant to the Offer will expire prior to November 19, 1999, the scheduled Expiration Date of the Offer. However, prior to such date, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the acquisition. If such a request is made, the waiting period will be extended until 11:59 P.M.,

New York City time, on the tenth day after Delta certifies to the Antitrust Division or the FTC, as the case may be, that it has substantially complied with such request. Thereafter, the waiting period can be extended only by court order.

     A request will be made for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early or will not be extended.

     The Merger would not require an additional filing under the HSR Act if Kentucky Sub owns 50% or more of the shares outstanding at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Kentucky Sub pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Kentucky Sub, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Kentucky Sub or the divestiture of substantial assets of Delta, Comair or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Delta relating to the businesses in which Delta, Comair and their respective subsidiaries are engaged, Delta and Kentucky Sub believe that neither the Offer nor the Merger will violate the antitrust laws. Nevertheless, there can be no assurance what the result will be if a challenge is made. See "The Tender Offer-- Certain Conditions of the Offer."

     State Takeover Laws

     A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which as a matter of state securities law made takeovers of corporations meeting certain requirements more difficult. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there. Subsequently, a number of federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Section 271B.12-210 of the KBCA provides that, in addition to any vote otherwise required by law or the articles of incorporation of the corporation, a "business combination" of such corporation with an "interested shareholder" shall either be approved by a majority of the "independent members" of the board of directors who are also "continuing directors" or approved by the affirmative vote of at least (i) eighty percent (80%) of the votes entitled to be cast by outstanding shares of voting stock of the corporation, voting together as a single voting group; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock beneficially owned by the interested shareholder who is, or whose affiliate is, a party to the business combination or by an affiliate or associate of such interested shareholder, voting together as a single group, unless the business combination is exempted from such voting requirements as a result of satisfying certain provisions governing price, procedural and other matters. Section 271B.12-210 also provides that no corporation shall engage in any business combination with any entity or person who is at the time of such business combination an interested shareholder of such corporation for a period of five years following the date on which such interested shareholder became an interested shareholder, unless such business combination is approved by a majority of the independent members of the board of directors of such corporation prior to such date on which the interested shareholder became an interested shareholder.

     A "business combination" under Section 271B.12-210 is defined generally to include (i) unless the merger or consolidation does not alter the contract rights of the stock as expressly set forth in the articles of incorporation or change or convert in whole or in part the outstanding shares of stock of the corporation, any merger or consolidation of the corporation or any subsidiary with any interested shareholder or any other corporation whether or not itself an interested shareholder, which is, or after the merger or consolidation would be, an affiliate or associate of an interested shareholder who was an interested shareholder prior to the transaction; (ii) any sale, lease, transfer or other disposition other than in the ordinary course of business, in one transaction or a series of transactions in any twelve-month period, to any interested shareholder or any affiliate or associate of an interested shareholder other than the corporation or any subsidiaries, of any assets of the corporation or any subsidiaries having, measured at the time the transaction or transactions are approved by the board of directors of the corporation, an aggregate book value as of the end of the corporation's most recently ended fiscal quarter of five percent (5%) or more of the total market value of the outstanding stock of the corporation, or of its net worth as of the end of its most recently ended fiscal quarter; and (iii) other specified transactions between the corporation or any of its subsidiaries and the interested shareholder or any of its affiliates or associates, including certain transactions regarding corporate stock issuances, liquidations or dissolutions, reclassifications of securities and specified self-dealing transactions. An "interested shareholder" is defined generally to include any person who is, individually or with any of its affiliates or associates, the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of the corporation. An "independent member" of the board of directors of the corporation is defined generally as any director who is not an officer or full-time employee of the corporation or an affiliate or associate of an interested shareholder or any of its affiliates. A "continuing director" is defined generally as a member of the board of directors who is not an affiliate or associate of an interested shareholder or any of its affiliates and who was a director of the corporation prior to the time the interested shareholder became an interested shareholder, and certain qualified successors of such director.

     If KBCA Section 271B.12-210 were to apply, the fair value to which a dissenting shareholder may be entitled in connection with the Merger would be subject to certain minimum fair price provisions as provided under KBCA Section 271B.12-220.

     The KBCA provides that a board of directors, in discharging its duties and evaluating an acquisition proposal, may consider, in addition to the interests of the corporation's shareholders, the interest of the corporation's employees, suppliers, creditors and customers, the economy, community and societal considerations, and other long-term and short-term interests of the corporation and its shareholders.

     By its terms, Section 271B.12-210 does not apply to the Offer. Delta believes that the business combination provisions of Section 271B.12-210 of the KBCA do not apply to the Merger because, pursuant to a resolution by both of Delta and Comair dated June 20, 1988, Delta is deemed not to be an "interested shareholder" within the meaning of Section 271B.12-210 of the KBCA.

Fees and Expenses

     Except as set forth below, Delta and Kentucky Sub will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Delta has retained the services of Goldman, Sachs & Co. to act as its financial advisor and as Dealer Manager in connection with the Offer and the Merger. Pursuant to the terms of Goldman, Sachs & Co.'s engagement, Delta has agreed to pay Goldman, Sachs & Co. for its services as financial advisor and Dealer Manager an aggregate fee of $10.75 million. Delta has also agreed to reimburse Goldman, Sachs & Co. for its reasonable travel and other out-of-pocket expenses, including those incurred in connection with Goldman, Sachs & Co.'s activities as Dealer Manager and the fees and expenses of its legal counsel, and to indemnify Goldman, Sachs & Co. and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of Goldman, Sachs & Co.'s engagement.

     Delta and Kentucky Sub have retained Morrow & Co., Inc. to be the Information Agent and Harris Trust Company of New York to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees shareholders to forward materials relating to the Offer to beneficial owners of Shares.

     As compensation for acting as Information Agent in connection with the Offer, Morrow & Co., Inc. will be paid a fee of $7,500 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Kentucky Sub will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Kentucky Sub for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     The following is an estimate of fees and expenses to be incurred by Delta in connection with the Offer:

   Financial Advisor/Dealer Manager.................................$10,750,000
   Legal............................................................    500,000
   Printing.........................................................     56,000
   Advertising......................................................     75,000
   Filing...........................................................    361,000
   Depositary.......................................................     12,500
   Information Agent (including mailing)............................     12,000
   Financing........................................................  6,650,000
   Miscellaneous....................................................     10,000
                                                                    -----------
                  Total.............................................$18,416,500
                                                                    ===========


Miscellaneous

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Kentucky Sub may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Kentucky Sub by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF DELTA, DELTA HOLDINGS OR KENTUCKY SUB NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Delta, Delta Holdings and Kentucky Sub have jointly filed with the Commission a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") and a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"), pursuant to Rules 14d-1 and 13e-3, respectively, under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Comair has filed with the Commission a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Comair Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from the Commission (but not the regional offices of the Commission) in the manner set forth under "--Certain Information Concerning Delta, Delta Holdings and Kentucky Sub" above.



                                                            KENTUCKY SUB, INC.

October 22, 1999

                      ------------------------------------


                                   SCHEDULES


                      ------------------------------------

                                                                      SCHEDULE I


                      DIRECTORS AND EXECUTIVE OFFICERS OF
                                     COMAIR

     The following table sets forth (i) the name, current business or residence address and present principal occupation or employment, (ii) material occupations, positions, offices or employments and business addresses thereof for the past five years and (iii) information as to beneficial ownership of Shares of each director and executive officer of Comair. Each of Comair's directors and officers is a citizen of the United States. Except as otherwise indicated, the business address of each director and executive officer of Comair is Cincinnati/Northern Kentucky International Airport, P.O. Box 75021, Cincinnati, OH 45275. Except as otherwise indicated, each occupation set forth opposite a person's name refers to employment with Comair. Other than David R. Mueller, who beneficially owns approximately 1.3% of the outstanding Shares, no director or executive officer of Comair beneficially owns more than 1% of the outstanding Shares. Directors of Comair are indicated with an asterisk.

                                                                                                   Beneficial
        Name, Citizenship         Present Principal Occupation or Employment; Material Position   Ownership of
and Current Business Address      Held During the Past Five Years and Business Addresses Thereof  Shares(1)(2)
----------------------------      --------------------------------------------------------------  ------------
*Raymond A. Mueller.............. Mr. Mueller is a founder of Comair and served as                409,574     (3)
                                  Chairman of the Board until his retirement in June 1990.
                                  Mr. Mueller has served as a director since Comair's
                                  inception.  He was President from its inception through
                                  May 1981 when he was named Chairman of the Board
                                  and Chief Executive Officer, and served as Chief
                                  Executive Officer until September 1983 and Chairman of
                                  the Board until June 1990.

*Robert H. Castellini............ Director since 1989.  Mr. Castellini is Chairman of             853,091     (4)
                                  Castellini Company, a Cincinnati, Ohio-based food
                                  distribution, food processing and transportation services
                                  company and has been with Castellini Company for more
                                  than five years.  Mr. Castellini is also on the Ohio
                                  Advisory Board of PNC Bank, Ohio, N.A.

*Christopher J. Murphy........... Director since 1989.  Mr. Murphy is the Chairman,                98,851     (5)
                                  President and Chief Executive Officer of 1st Source
                                  Corporation.  He has been with 1st Source for more than
                                  five years.  Mr. Murphy is also a director of Quality
                                  Dining, Inc. and several privately-held corporations.

*Peter H. Forster................ Director since 1988.  Mr. Forster has been affiliated with       91,133     (6)
                                  the Dayton Power and Light Company, an electric and
                                  natural gas utility company headquartered in Dayton,
                                  Ohio, in various capacities since 1973.  Mr. Forster served as Chief Executive Officer of DPL, Inc. from April, 1984
                                  until December, 1996.  He has served as Chairman of the
                                  Board of DPL, Inc. since 1988.  Mr. Forster is also a
                                  director of Amcast Industrial Corporation.




                                                        I-1



*John A. Haas.................... Director since 1990.  Mr. Haas was Group Vice President          87,337     (7)
                                  of Ball Corporation from 1993 through 1995.  He was
                                  President and Chief Executive Officer of Ball Glass
                                  Container Corporation since 1994 and President of Ball
                                  Metal Container and Specialty Products Group, a
                                  manufacturer of metal and glass packaging products, and
                                  Chairman of the Board, President and Chief Executive
                                  Officer since 1988 of Heekin Can, Inc., a Cincinnati-based manufacturer, which was acquired by Ball Corporation.

*Gerald L. Wolken................ Director since 1989.  Mr. Wolken has been Managing               58,095     (8)
                                  partner of MLE Enterprises Inc., a management consulting
                                  firm located in Ft. Myers, Florida since 1990.  Previously he served as President and Chief Executive Officer of
                                  SuperX Drug Stores, as well as Corporate Vice President
                                  of the Kroger Company.  Mr. Wolken serves on the Board
                                  of Directors for Service Management Systems, Intellitecs
                                  International and Boys Hope/Girls Hope.  He also serves
                                  on the Advisory Boards of Health Resource Publishing
                                  Company, U.S. Technology and Duramed Pharmaceutical
                                  Company.

*David R. Mueller................ Mr. Mueller is a founder of Comair and has served as a         1,232,164    (9)
                                  director since its inception.  He served as Chief Operating
                                  Officer from the Company's inception until May 1986.
                                  Mr. Mueller was President from May 1981 through
                                  October 1990.  He has served as Chief Executive Officer
                                  since September 1983.  He was elected Chairman of the
                                  Board and has held that position since June 1990.

*David A. Siebenburgen........... Director since 1988.  Mr. Siebenburgen served as                468,845     (10)
                                  Executive Vice President and Chief Operating Officer of
                                  Comair from May 1986 to October 1990.  Mr.
                                  Siebenburgen was named President of Comair in October
                                  1990.  Mr. Siebenburgen was named Chief Executive
                                  Officer of Comair, Inc., the principal subsidiary of Comair in October 1997.

K. Michael Stuart................ Mr. Stuart is Senior Vice President for Aircraft                206,044     (11)
                                  Operations.

Charles E. Curran, III........... Mr. Curran is Senior Vice President for Marketing.              181,150     (12)

Randy D. Rademacher.............. Mr. Rademacher is Senior Vice President of Finance and          195,075     (13)
                                  Chief Financial Officer.

Linda E. Noble................... Ms. Noble is Senior Vice President for Human Resources          130,840     (14)
                                  and Inflight Services.

-------------------
* Represents Directors of Comair.

Notes:

(1) Information with respect to beneficial ownership is based upon information furnished by each owner to Comair. Percent of Class is based on 96,567,688 Shares outstanding as of May 31, 1999.

(2) Unless otherwise indicated, each named person has voting and investment power over the listed shares and such powers are exercised solely by the named person or shared with a spouse.

(3) Does not include 1,232,164 shares held by David R. Mueller and his children or shares held by Raymond A. Mueller's other emancipated children and grandchildren as to which he disclaims beneficial ownership, but does include 86,038 shares held in various trusts for the benefit of his grandchildren, 51,840 shares held in a Family Limited partnership, 56,664 shares held by his spouse, and options for 79,744 shares exercisable within 60 days of May 31, 1999.

(4) Includes 614,097 shares held in a Family Limited Partnership, 37,968 shares which are a part of a corporate profit sharing plan of which Mr. Castellini is a participant, 2,876 shares which are held in IRA accounts for Mr. Castellini and his spouse, and options for 79,744 shares exercisable within 60 days of May 31, 1999.

(5) Includes options for 79,744 shares exercisable within 60 days of May 31, 1999.

(6) Includes 3,375 shares held by his spouse and options for 79,744 shares exercisable within 60 days of May 31, 1999.

(7) Includes options for 79,744 shares exercisable within 60 days of May 31, 1999.

(8) Includes options for 56,960 shares exercisable within 60 days of May 31, 1999.

(9) Includes 48,091 shares held in Comair's 401(k) Program, 53,692 shares held by his children, and 542,412 options for shares exercisable within 60 days of May 31, 1999.

(10) Includes 19,146 shares held in Comair's 401(k) Program and options for 273,239 shares exercisable within 60 days of May 31, 1999.

(11) Includes 9,256 shares held in Comair's 401(k) Program, 44,925 shares held by his spouse and options for 94,925 shares exercisable within 60 days of May 31, 1999.

(12) Includes 1,045 shares held in Comair's 401(k) Program and options for 95,177 shares exercisable within 60 days of May 31, 1999.

(13) Includes 7,702 shares held in Comair's 401(k) Program and options for 155,083 shares exercisable within 60 days of May 31, 1999.

(14) Includes 5,563 shares held in Comair's 401(k) Program, 3,000 shares held in a custodial account and options for 104,100 shares exercisable within 60 days of May 31, 1999.

                                                                     SCHEDULE II



                      DIRECTORS AND EXECUTIVE OFFICERS OF
                     DELTA, DELTA HOLDINGS AND KENTUCKY SUB


     The following table sets forth (i) the name, current business or residence address and present principal occupation or employment and (ii) material occupations, positions, offices or employments and business addresses thereof for the past five years, in each case of each director and executive officer of Delta, Kentucky Sub and Delta Holdings, and persons who may be designated by Delta to serve as directors on Comair's Board following the Offer and Merger. Each of Delta's, Kentucky Sub's and Delta Holdings' directors and officers, and each of the proposed directors and officers of Comair after consummation of the Offer and the Merger, is a citizen of the United States.

     Except as otherwise indicated, the business address of each director and executive officer of Delta, Kentucky Sub and Delta Holdings is Delta Air Lines, Inc., 1030 Delta Boulevard, Hartsfield Atlanta International Airport, Atlanta, GA 30320. Except as otherwise indicated, each occupation set forth opposite a person's name refers to employment with Delta, Kentucky Sub or Delta Holdings, respectively. No director or executive officer of Delta, Kentucky Sub or Delta Holdings beneficially owns any material amount of outstanding Shares. Directors of each of Delta, Kentucky Sub and Delta Holdings are indicated with an asterisk.

A.  Directors and Executive Officers of Delta.


        Name, Citizenship          Present Principal Occupation or Employment; Material Position
and Current Business Address       Held During the Past Five Years and Business Addresses Thereof
----------------------------       --------------------------------------------------------------
*Edwin L. Artzt................... Director since 1991.  Mr. Artzt has been Chairman of the Board of
                                   Spalding Holdings Corporation since August 1998.  He was
                                   Chairman of the Board and Chief Executive Officer of The Procter &
                                   Gamble Company from January 1990 until his retirement in July
                                   1995. He was Chairman of the Executive Committee of the Board of
                                   Directors of The Procter & Gamble Company from July 1995 until his retirement from that Board in September 1999.  Mr. Artzt is also a director of American Express Company, Evenflo Company, Inc. and
                                   GTE Corporation, and a member of The Business Council.

*Henry A. Biedenharn, III......... Director since 1986.  President and Chief Executive Officer and a director of Ouachita Coca-Cola Bottling Company, Inc., and four other Coca-Cola bottling companies located in Arkansas, Louisiana and Mississippi, from 1981 until his retirement in February 1996.  He also served as Chairman of the Board of Ouachita Coca Cola Bottling
                                   Company, Inc. from 1991 to February 1996.  Mr. Biedenharn is a director of Hudson, Inc. and Biedco Corporation.

*James L. Broadhead............... Director since 1991.  Chairman of the Board and Chief Executive
                                   Officer of FPL Group, Inc., and its principal subsidiary, Florida
                                   Power & Light Company, since May 1990.  Mr. Broadhead is also a director of New York Life Insurance Company and The Pittston
                                   Company, a trustee of Cornell University and a member of The
                                   Business Council and The Business Roundtable.

*Edward H. Budd................... Director since 1985.  Chairman of the Board and Chief Executive
                                   Officer of The Travelers Corporation from 1982 until his retirement in 1994, and was an executive officer of that company from 1974 through 1993.  Mr. Budd is also a director of GTE Corporation, a member of the American Academy of Actuaries and The Business
                                   Council, and a Trustee of Tufts University.




                                             II-1




*R. Eugene Cartledge........................ Director since 1990.  Mr. Cartledge has been Chairman of the Board of Generac Portable Products, Inc. since June 1998.  Chairman of the
                                             Board of Savannah Foods & Industries, Inc. from April 1996 until
                                             December 1997.  Mr. Cartledge was Chairman of the Board and
                                             Chief Executive Officer of Union Camp Corporation from January
                                             1986 until his retirement in June 1994.  He is also a director of
                                             Blount, Inc., Chase Brass Industries, Inc., Sun Company, Inc. and
                                             UCAR International Inc.

*Mary Johnston Evans........................ Director since 1982 and non-executive Acting Chairman of Board of
                                             Directors from August 1, 1997 to August 14, 1997.  She is also a
                                             Director of Baxter International Inc., Dun & Bradstreet Corp.,
                                             Household International, Inc. and Sun Company Inc.  Mrs. Evans is
                                             also a senior member of the Conference Board.

*David R. Goode............................. Director since April 22, 1999.  Mr. Goode has been Chairman,
                                             President and Chief Executive Officer of Norfolk Southern
                                             Corporation since 1992, and an executive officer of that company since 1985.  Mr. Goode is also a director of Caterpillar, Inc., Georgia
                                             Pacific Corporation and Texas Instruments, Incorporated, and a
                                             member of the Business Council and The Business Roundtable.

*Gerald Grinstein........................... Director since 1987.  Non-Executive Chairman of Board of Directors since August 14, 1997.  Mr. Grinstein has been a principal of
                                             Madrona Investment Group, L.L.C. since October 1996 and is the non-executive Chairman of the Board of Agilent Technologies, Inc.
                                             Mr. Grinstein was Chairman of Burlington Northern Santa Fe
                                             Corporation (successor to Burlington Northern Inc.) from September
                                             1995 until his retirement in December 1995.  He was an executive officer of Burlington Northern Inc. and certain affiliated companies from April 1987 until consummation of the merger of Burlington
                                             Northern Inc. and Santa Fe Corporation in September 1995.  He is
                                             also a director of  Imperial Sugar Company, PACCAR Inc., The
                                             Pittston Company and Vans, Inc.

*Leo F. Mullin.............................. Mr. Mullin has been a director, President and Chief Executive Officer since August 14, 1997.  He was Vice Chairman of Unicom
                                             Corporation and its principal subsidiary, Commonwealth Edison
                                             Company, from 1995 through August 13, 1997.  Mr. Mullin was an executive of First Chicago Corporation from 1981 to 1995, serving as that company's President and Chief Operating Officer from 1993 to
                                             1995, and as Chairman and Chief Executive Officer of American
                                             National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993.  He is also a director of BellSouth Corporation, Johnson &
                                             Johnson, a member of the Board of the Air Transport Association of
                                             America and a member of the board and Chairman-designate of the
                                             International Air Transport Association.  He is also a member of The
                                             Business Council, The Business Roundtable and the President's
                                             Export Council.

*Andrew J. Young............................ Director since 1994.  Mr. Young has been Co-Chairman and a senior partner of Goodworks International, Inc. since January 1997.  He was
                                             Vice Chairman of Law Companies Group, Inc. from 1993 through
                                             January 1997, and a director of that company from August 1995 through January 1997.  Chairman of Law Companies Group, Inc. (a
                                             former subsidiary of Law Companies Group, Inc.) from 1990 to
                                             1993.  Mr. Young is a director of African Continental
                                             Telecommunications Holding Limited, Archer Daniels Midland
                                             Company, Cox Communications, Inc., Film Fabricators, Inc., Host
                                             Marriott Corporation, The ARGUS Board (The International



                                      II-2




                                             Advisory Board of Independent Newspapers Holdings Limited) and
                                             Thomas Nelson, Inc.  He is Chairman of the Southern Africa
                                             Enterprise Development Fund, a member of the Georgia Tech
                                             Advisory Board and a director of the Martin Luther King, Jr. Center.

Malcolm B. Armstrong........................ Executive Vice President-Operations since October 1, 1998.  Mr.
                                             Armstrong was Vice President-Corporate Safety & Compliance of
                                             Delta from June 1997 until October 1998.  He was Vice President-
                                             Corporate Safety and Compliance of US Airways, Inc. from July
                                             1995 until June 1997.  Prior to joining US Airways, Inc., he was a Lt.
                                             General in the U.S. Air Force from 1992 to June 1995.

Robert L. Colman............................ Executive Vice President-Human Resources since October 2, 1998.
                                             Prior to joining Delta, Mr. Colman was Vice President-Human
                                             Resources, General Electric Aircraft Engines Business from October
                                             1993 until October 1998.

Vicki B. Escarra............................ Executive Vice President-Customer Service since July 1, 1998.
                                             Senior Vice President-Airport Customer Service of Delta, November
                                             1996 through June 1998.  Vice President-Airport Customer Service,
                                             August 1996 through October 1996.  Vice President-Reservation
                                             Sales and Distribution Planning, May 1996 through July 1996.  Vice
                                             President-Reservation Sales, November 1994 to May 1996.  Director-
                                             Reservations Sales, October 1994 to November 1994.  Director-In-
                                             Flight Service Operations, May 1992 to October 1994.

Frederick W. Reid........................... Executive Vice President and Chief Marketing Officer since July 1,
                                             1998.  Mr. Reid was an executive of Lufthansa German Airlines from
                                             April, 1991 to June, 1998, serving as that company's President and
                                             Chief Operating Officer from April 1997 to June 1998; Executive
                                             Vice President from 1996 to March 1997, and as Senior Vice
                                             President, The Americas, from 1991 to 1996.

Edward H. West.............................. Executive Vice President and Chief Financial Officer since
                                             September 16, 1999; Chief Financial Officer, September 7, 1999
                                             through September 15, 1999; Senior Vice President - Corporate
                                             Strategy and Business Development, July 1999 through September 6,
                                             1999; Vice President - Financial Planning and Analysis, April 1998
                                             through June 1999; Chief Financial Officer (Acting), December 1997
                                             to April 1998; Vice President - Financial Planning and Analysis, June
                                             1997 through November 1997; Controller, November 1996 through
                                             May 1997; Director - Corporate Finance, December 1995 through
                                             October 1996; General Manager - Corporate Finance, January 1995
                                             through November 1995; Assistant to the Senior Vice President -
                                             Finance and Chief Financial Officer, June 1994 through December
                                             1994.  Prior to joining Delta in 1994, Mr. West had a seven year career in corporate banking.
-------------------
* Represents Directors of Delta.

B.  Directors and Executive Officers of Kentucky Sub.



        Name, Citizenship         Present Principal Occupation or Employment; Material Position
and Current Business Address      Held During the Past Five Years and Business Addresses Thereof
----------------------------      --------------------------------------------------------------
* Robert S. Harkey................Senior Vice President - General Counsel and Secretary of Delta,
                                  November 1994 to date; Senior Vice President - General Counsel of
                                  Delta, November 1990 through October 1994; Vice President -
                                  General Counsel of Delta, November 1988 through October 1990.

* Edward H. West..................President.  Mr. West has served as Executive Vice President and
                                  Chief Financial Officer of Delta since September 16, 1999; Chief
                                  Financial Officer of Delta, September 7, 1999 through September 15,
                                  1999; Senior Vice President - Corporate Strategy and Business
                                  Development of Delta, July 1999 through September 6, 1999; Vice
                                  President - Financial Planning and Analysis of Delta, April 1998
                                  through June 1999; Chief Financial Officer (Acting) of Delta,
                                  December 1997 to April 1998; Vice President - Financial Planning
                                  and Analysis of Delta, November 1996 through May 1997; Director -
                                  Corporate Finance of Delta December 1995 through October 1996;
                                  General Manager - Corporate Finance of Delta, January 1995 through
                                  November 1995; Assistant to the Senior Vice President - Finance and
                                  Chief Financial Officer of Delta, June 1994 through December 1994.
                                  Prior to joining Delta in 1994, Mr. West had a seven year career in corporate banking.  Age 33.

M. Michele Burns..................Vice President and Treasurer.  Ms. Burns has served as Vice
                                  President and Treasurer of Delta since September 15, 1999; and Vice
                                  President - Corporate Taxes from January 18, 1999 to September 16,
                                  1999.  She served as a partner of Arthur Andersen LLP in charge of its Southern U.S. region federal tax business practice from 1991 to
                                  January 17, 1999.

Dean C. Arvidson..................Secretary.  Mr. Arvidson has served as Senior Attorney and Assistant
                                  Secretary with Delta since January 1996; Attorney and Assistant
                                  Secretary from November 1994 until January 1996; and Attorney from November 1992 until November 1994.
-------------------
* Represents Directors of Kentucky Sub.

C.  Directors and Executive Officers of Delta Holdings.



        Name, Citizenship                    Present Principal Occupation or Employment; Material Position
and Current Business Address                 Held During the Past Five Years and Business Addresses Thereof
----------------------------                 --------------------------------------------------------------
*  Edward J. Jones.......................... President. Mr. Jones has been Vice Chairman of Delaware Corporate
   Delaware Corporate Management, Inc.       Management, Inc. since July 1998.  Prior thereto, Mr. Jones was
   1105 North Market Street, Suite 1300      President of Delaware Corporate Management, Inc. from 1990
   Wilmington, DE 19801                      through June 1998.

* Leslie P. Klemperer....................... Vice President and Secretary.  He has been Associate General
                                             Counsel and Assistant Secretary of Delta since November 1998.  Mr.
                                             Klemperer was Assistant General Counsel and Assistant Secretary of
                                             Delta from February 1992 through October 1998; and Senior
                                             Attorney and Assistant Secretary from November 1985 until February
                                             1992.

*  David P. Fontello........................ Vice President and Assistant Secretary.  Mr. Fontello has been Vice
   Wilmington Trust Company                  President-Corporate Financial Services Department, Wilmington
   Rodney Square North                       Trust Company since 1972.
   1100 North Market Street
   Wilmington, DE 19890

* Maria D'Alessandro........................ Treasurer.  Ms. D'Alessandro has been General Manager-Treasury of
                                             Delta since May 1998.  Prior thereto, Ms. D'Alessandro was General
                                             Manager-Cash Management of Delta from February 1997 until May
                                             1998; Manager-Financial Analysis from May 1995 until February
                                             1997; Project Leader from June 1994 until May 1995; and Financial
                                             Analyst from August 1993 until June 1994.

*  Thomas M. Strauss........................ Assistant Treasurer.  Mr. Strauss has been Director Client Services of
   Wilmington Trust Company                  Delaware Corporate Management since April 1998; Financial
   Rodney Square North                       Services Manager of Delaware Corporate Management from 1997
   1105 North Market Street, Suite 1300      through March 1998.  Prior thereto, Mr. Strauss was Accounting
   Wilmington, DE 19801                      Supervisor with Wilmington Trust Company from 1996 to 1997;
                                             Senior Accountant from 1994 to 1996; and Staff Accountant from
                                             1992 to 1994.
-------------------
* Represents Directors of Delta Holdings.

D. Persons Who May Be Designated by Delta to Serve as Directors on Comair's Board After the Offer and Merger.



        Name, Citizenship         Present Principal Occupation or Employment; Material Position
and Current Business Address      Held During the Past Five Years and Business Addresses Thereof
----------------------------      --------------------------------------------------------------
Malcolm B. Armstrong..............See above for his positions with Delta and previous five year employment history.

Vicki B. Escarra..................See above for her positions with Delta and previous five year employment history.

Frederick W. Reid.................See above for his positions with Delta and previous five year employment history.

Edward H. West....................See above for his positions with Delta and previous five year employment history.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each shareholder of Comair or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its addresses set forth below.

                        The Depositary for the Offer is:
                        Harris Trust Company of New York

                           By Facsimile Transmission
        By Mail:         (For Eligible Institutions only):     By Hand or Overnight Courier:

  Wall Street Station           (212) 701-7636                        Receive Window
      P.O. Box 1023                                                 Wall Street Plaza
New York, NY 10268-1023                                          88 Pine Street, 19th Floor
                                                                     New York, NY 10005

                             Confirm by Telephone:

                                 (212) 701-7624

     Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may also be obtained from the Information Agent or the Dealer Manager and will be furnished promptly at Delta's expense.


                    The Information Agent for the Offer is:

                               Morrow & Co., Inc.

                                445 Park Avenue
                                   5th Floor
                            New York, New York 10022
                           Shareholders Please Call:
                           (800) 566-9061 (Toll Free)

                         Banks and Brokers Please Call:
                           (800) 662-5200 (Toll Free)
                         (212) 754-8000 (Call Collect)

                      The Dealer Manager for the Offer is:

                              Goldman, Sachs & Co.

                                85 Broad Street
                               New York, NY 10004
                         (212) 902-1000 (Call Collect)
                           (800) 323-5678 (Toll Free)